Filed Pursuant to Rule 424(b)(2)
Registration Number 333-278797-04

PROSPECTUS SUPPLEMENT

March 5, 2026

(To Prospectus dated April 18, 2024)

$1,200,000,000

Northern States Power Company

(a Minnesota corporation)

$600,000,000, 4.85% First Mortgage Bonds, Series due May 15, 2036

$600,000,000, 5.55% First Mortgage Bonds, Series due May 15, 2056

This is an offering of $600,000,000 of 4.85% first mortgage bonds, series due May 15, 2036 (the “2036 First Mortgage Bonds”) and $600,000,000 of 5.55% first mortgage bonds, series due May 15, 2056 (the “2056 First Mortgage Bonds” and together with the 2036 First Mortgage Bonds, the “first mortgage bonds”) to be issued by Northern States Power Company, a Minnesota corporation. We will pay interest on the 2036 First Mortgage Bonds on May 15 and November 15 of each year, beginning on November 15, 2026. The 2036 First Mortgage Bonds will mature on May 15, 2036. We will pay interest on the 2056 First Mortgage Bonds on May 15 and November 15 of each year, beginning on November 15, 2026. The 2056 First Mortgage Bonds will mature on May 15, 2056. The first mortgage bonds will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We may redeem either series of the first mortgage bonds at any time, in whole or in part, at the respective redemption prices described in this prospectus supplement. We may also redeem either series of the first mortgage bonds, in whole but not in part, at 101% of the principal amount thereof, if a Tax Credit Event (as described under “Supplemental Description of the First Mortgage Bonds—Tax Credit Event Redemption”) occurs with respect to such series of the first mortgage bonds.

Each series of the first mortgage bonds will constitute a new issue of securities with no established trading market. We do not intend to apply for listing of either series of the first mortgage bonds on any securities exchange or seek their quotation on any automated quotation system. Please read the information provided under the caption “Supplemental Description of the First Mortgage Bonds” in this prospectus supplement and under the caption “Description of the First Mortgage Bonds” in the accompanying prospectus for a more detailed description of the first mortgage bonds.

The first mortgage bonds will be our senior secured obligations and will be secured equally and ratably with all of our other first mortgage bonds from time to time outstanding.

Investing in the first mortgage bonds involves risks. See “Risk Factors” on page S-7 of this prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to the Public(1)	Underwriting Discount	Proceeds to Us(2)
Per 4.85% First Mortgage Bond, Series due May 15, 2036	99.804%	0.650%	99.154%
Total	$598,824,000	$3,900,000	$594,924,000
Per 5.55% First Mortgage Bond, Series due May 15, 2056	99.374%	0.875%	98.499%
Total	$596,244,000	$5,250,000	$590,994,000

(1)	Plus accrued interest, if any, from March 12, 2026.
(2)	Before deduction of expenses payable by us estimated at $6.8 million.

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer to, and the first mortgage bonds should not be purchased, held or otherwise acquired by, a “specified foreign entity” as defined in Section 7701(a)(51)(B) of the Internal Revenue Code of 1986, as amended (the “Code”). Each purchaser of the first mortgage bonds, by accepting such first mortgage bonds, will be deemed to have represented, warranted and agreed that it is not, and will not be, for its taxable year that includes the date of the issuance of the first mortgage bonds, a “specified foreign entity.”

The underwriters are offering the first mortgage bonds subject to various conditions. The underwriters expect to deliver the first mortgage bonds in book-entry form only through the facilities of The Depository Trust Company (“DTC”) for the accounts of its participants, including Clearstream Banking S.A., and Euroclear Bank SA/NV, on or about March 12, 2026.

Joint Book-Running Managers

BNP PARIBAS	KeyBanc Capital Markets	PNC Capital Markets LLC

SMBC Nikko	US Bancorp

Co-Manager

Ramirez & Co., Inc.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the first mortgage bonds we are offering in this prospectus supplement. The second part, the accompanying base shelf prospectus, gives more general information, some of which may not apply to the first mortgage bonds we are offering in this prospectus supplement. The accompanying base shelf prospectus dated April 18, 2024 is referred to as the “accompanying prospectus” in this prospectus supplement.

This prospectus supplement, the accompanying prospectus and any free writing prospectus that we prepare or authorize contain and incorporate by reference information that you should consider when making your investment decision. We have not, and the underwriters have not, authorized anyone to provide you with different information and, if given, you should not rely on it. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than the date on the front of those documents.

If this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the information in this prospectus supplement.

It is expected that delivery of the first mortgage bonds will be made against payment for the first mortgage bonds on or about the date specified on the cover page of this prospectus supplement, which is the fifth business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+5”). You should be advised that trading of the first mortgage bonds may be affected by the T+5 settlement. See “Underwriting (Conflicts of Interest)” in this prospectus supplement.

S-i

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

S-ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents they incorporate by reference contain statements that are not historical fact and constitute “forward-looking statements.” When we use words like “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should,” “will,” “would” and similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. These statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:

•	operational safety, including our nuclear generation facilities and other utility operations;

•	successful long-term operational planning;

•	risks associated with wildfires;

•	commodity risks associated with energy markets and production;

•	rising energy prices and fuel costs;

•	qualified employee workforce and third-party contractor factors;

•	reputational impacts of actions by employees, directors or third parties;

•	our ability to recover costs;

•	risks associated with the growth in large load customers;

•	changes in regulation;

•	reductions in our credit ratings and the cost of maintaining certain contractual relationships;

•

general economic conditions, including recessionary conditions, inflation rates, monetary fluctuations, supply chain constraints and their impact on capital expenditures and/or our ability to obtain financing on favorable terms;

•	availability or cost of capital;

•	our customers’ and counterparties’ ability to pay their debts to us;

•	assumptions and costs relating to funding our employee benefit plans and health care benefits;

•	tax laws;

•	uncertainty regarding epidemics;

•	effects of geopolitical events, including war and acts of terrorism;

•	cybersecurity threats and data security breaches;

•	seasonal weather patterns;

•	changes in environmental laws and regulations;

•	climate change and other weather events;

•	natural disaster and resource depletion, including compliance with any accompanying legislative and regulatory changes;

•	costs of potential regulatory penalties and wildfire damages in excess of liability insurance coverage;

•	regulatory changes and/or limitations related to the use of natural gas as an energy source;

•	challenging labor market conditions and our ability to attract and retain a qualified workforce;

•

our ability to execute on our strategies or achieve expectations related to environmental, social and governance matters including as a result of evolving legal, regulatory and other standards, processes, and assumptions, the pace of scientific and technological developments, increased costs, the availability of requisite financing, and changes in carbon markets; and

•	other business or investment considerations that may be disclosed from time to time in our SEC filings or in other publicly disseminated written documents.

You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties associated with forward-looking statements are discussed in detail under “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the year ended December 31, 2025 and in other documents on file with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus. You may obtain copies of these documents as described in the accompanying prospectus under the captions “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exhaustive.

PROSPECTUS SUPPLEMENT SUMMARY

The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information from this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information you should consider before investing in the first mortgage bonds offered by this prospectus supplement. You should carefully read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, which are described under the caption “Incorporation of Certain Documents by Reference” in the accompanying prospectus. In this prospectus supplement, except as otherwise indicated or as the context otherwise requires, the “Company,” “we,” “us” and “our” refer to Northern States Power Company, a Minnesota corporation.

The Company

We were incorporated in 2000 under the laws of the State of Minnesota. We are an operating utility engaged primarily in the generation, purchase, transmission, distribution and sale of electricity in Minnesota, North Dakota and South Dakota. We also purchase, transport, distribute and sell natural gas to retail customers and transport customer-owned natural gas in Minnesota and North Dakota. As of December 31, 2025, we provided electric utility service to approximately 1.6 million customers and natural gas utility service to approximately 0.6 million customers.

Our electric production and transmission system is managed as an integrated system with that of Northern States Power Company, a Wisconsin corporation (“NSP-Wisconsin”), jointly referred to as the NSP System. The electric production and transmission costs of the entire NSP System are shared by us and NSP-Wisconsin. An agreement approved by the Federal Energy Regulatory Commission (the “FERC”) between the two companies, called the Interchange Agreement, provides for the sharing of all costs of generation and transmission facilities of the system, including capital costs.

We are a wholly owned subsidiary of Xcel Energy Inc., a Minnesota corporation (“Xcel Energy”). Among Xcel Energy’s other subsidiaries are NSP-Wisconsin, Public Service Company of Colorado, a Colorado corporation, and Southwestern Public Service Company, a New Mexico corporation. Xcel Energy is a publicly held company and files periodic reports and other documents with the SEC. All of the members of our board of directors, as well as many of our executive officers, also are officers of Xcel Energy.

Our principal executive offices are located at 414 Nicollet Mall, Minneapolis, Minnesota 55401, and our telephone number is (612) 330-5500.

The Offering

The following summary contains basic information about this offering. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement, including the information under the caption “Supplemental Description of the First Mortgage Bonds,” the accompanying prospectus, including the information under the caption “Description of the First Mortgage Bonds,” and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Issuer	Northern States Power Company, a Minnesota corporation.

Securities Offered	$600,000,000 principal amount of 4.85% first mortgage bonds, series due May 15, 2036, or the “2036 First Mortgage Bonds.”

$600,000,000 principal amount of 5.55% first mortgage bonds, series due May 15, 2056, or the “2056 First Mortgage Bonds.”

Maturity	May 15, 2036 for the 2036 First Mortgage Bonds.

May 15, 2056 for the 2056 First Mortgage Bonds.

Interest Rate	4.85% per year for the 2036 First Mortgage Bonds.

5.55% per year for the 2056 First Mortgage Bonds.

Interest Payment Dates	May 15 and November 15 of each year, beginning on November 15, 2026 for the 2036 First Mortgage Bonds.

May 15 and November 15 of each year, beginning on November 15, 2026 for the 2056 First Mortgage Bonds.

Ranking	Each series of the first mortgage bonds will be our senior secured obligations and will be secured equally and ratably with all of our other outstanding first mortgage bonds and any first mortgage bonds hereafter issued under our Trust Indenture dated as of February 1, 1937, as supplemented and restated (the “Mortgage Indenture”) from us to The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Mortgage Trustee”). As of December 31, 2025, there were 20 series of first mortgage bonds outstanding under the Mortgage Indenture in an approximate aggregate principal amount of approximately $9.0 billion.

Collateral	The first mortgage bonds are secured by a first mortgage lien on substantially all of our real properties, subject to limited exceptions.

Optional Redemption	Prior to November 15, 2035 (six months prior to the maturity date of the 2036 First Mortgage Bonds) (the “2036 Par Call Date”), we may redeem the 2036 First Mortgage Bonds at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2036 First Mortgage Bonds matured on the 2036 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein under the caption “Supplemental Description of the First Mortgage Bonds—Optional Redemption”) applicable to the 2036 First Mortgage Bonds plus 15 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2036 First Mortgage Bonds to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the 2036 Par Call Date, we may redeem the 2036 First Mortgage Bonds at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2036 First Mortgage Bonds being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Prior to November 15, 2055 (six months prior to the maturity date of the 2056 First Mortgage Bonds) (the “2056 Par Call Date”), we may redeem the 2056 First Mortgage Bonds at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2056 First Mortgage Bonds matured on the 2056 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein under the caption “Supplemental Description of the First Mortgage Bonds—Optional Redemption”) applicable to the 2056 First Mortgage Bonds plus 15 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2056 First Mortgage Bonds to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the 2056 Par Call Date, we may redeem the 2056 First Mortgage Bonds at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2056 First Mortgage Bonds being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

We may redeem, in whole or in part, one series of the first mortgage bonds offered hereby without redeeming the other series.

See “Supplemental Description of the First Mortgage Bonds—Optional Redemption” in this prospectus supplement.

Tax Credit Event Redemption	If a Tax Credit Event (as defined below) occurs, we may redeem, at our option, either series of first mortgage bonds, in whole but not in part, at a redemption price equal to 101% of the principal amount of the series of first mortgage bonds being redeemed, in each case plus accrued and unpaid interest to, but excluding, the redemption date. See “Supplemental Description of the First Mortgage Bonds—Tax Credit Event Redemption” in this prospectus supplement.

Sinking Fund	None.

Use of Proceeds	We intend to use the net proceeds from the sale of the first mortgage bonds to repay short-term borrowings, including a portion of our outstanding commercial paper borrowings, and for other general corporate purposes. Until the aggregate net proceeds from the sale of the first mortgage bonds have been used, we may invest them temporarily in interest bearing obligations, including investments in our utility money pool. See “Use of Proceeds” in this prospectus supplement.

Conflicts of Interest	Certain of the underwriters or their affiliates may hold a portion of our outstanding commercial paper that we intend to repay using the net proceeds of this offering. It is possible that one or more of the underwriters or their affiliates could receive 5% or more of the net proceeds of the offering, and, in that case, such underwriter would be deemed to have a conflict of interest within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121 (Public Offerings of Securities with Conflicts of Interest). In the event of any such conflict of interest, such underwriter would be required to conduct the distribution of the first mortgage bonds in accordance with FINRA Rule 5121. If FINRA Rule 5121 is applicable, such underwriter would not be permitted to confirm a sale to an account over which it exercises discretionary authority without first receiving specific written approval from the account holder. See “Underwriting (Conflicts of Interest)—Conflicts of Interest” in this prospectus supplement.

Mortgage Trustee	The Bank of New York Mellon Trust Company, N.A. (as successor to Harris Trust and Savings Bank and BNY Midwest Trust Company).

RISK FACTORS

You should carefully consider the risks and uncertainties described below as well as any cautionary language or other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information under the caption “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, as modified by our other SEC filings filed after such annual report, and the information under the caption “Critical Accounting Policies” in this prospectus supplement, before purchasing the first mortgage bonds offered by this prospectus supplement. Those risks and the risks set forth below are those that we consider to be the most significant to your decision whether to invest in the first mortgage bonds. If any of the events described therein or set forth below occur, our business, financial condition or results of operations could be materially harmed. In addition, we may not be able to make payments on the first mortgage bonds, and this could result in your losing all or part of your investment.

Risks Related to the First Mortgage Bonds

Any lowering of the credit ratings on the first mortgage bonds would likely reduce their value.

As described under the caption “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, our credit ratings could be lowered or withdrawn by a rating agency in the future. Any lowering of the credit ratings on our first mortgage bonds would likely reduce the value of the first mortgage bonds offered by this prospectus supplement.

The first mortgage bonds offered by this prospectus supplement have no prior public market, and we cannot assure you that any public market will develop or be sustained after the offering.

Although the first mortgage bonds offered by this prospectus supplement generally may be resold or otherwise transferred by holders who are not our affiliates, each series of the first mortgage bonds will constitute a new issue of securities without an established trading market. We have been advised by the underwriters that they may make a market in either or both series of the first mortgage bonds, but they have no obligation to do so and may discontinue market making at any time for either or both series of the first mortgage bonds without providing notice. There can be no assurance that a market for either or both series of the first mortgage bonds will develop or, if it does develop, that it will continue. If an active public market does not develop, the market prices and liquidity of the first mortgage bonds may be adversely affected. Furthermore, we do not intend to apply for listing of either series of the first mortgage bonds on any securities exchange or seek their quotation on any automated quotation system.

USE OF PROCEEDS

We estimate that our aggregate proceeds from the sale of the first mortgage bonds, less the underwriting discounts and other offering expenses payable by us, will be approximately $1.18 billion. We intend to use the net proceeds from the sale of the first mortgage bonds to repay short-term borrowings, including a portion of our outstanding commercial paper borrowings, and for other general corporate purposes. Until the aggregate net proceeds from the sale of the first mortgage bonds have been used, we may invest them temporarily in interest bearing obligations, including investments in our utility money pool.

We expect that the sales of the 2036 First Mortgage Bonds and the 2056 First Mortgage Bonds will take place concurrently. However, the sales of the 2036 First Mortgage Bonds and the 2056 First Mortgage Bonds are not conditioned upon each other, and we may consummate the sale of one series and not the other, or consummate the sales at different times.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data as of December 31, 2025 and 2024, and for the years ended December 31, 2025, 2024, and 2023, has been derived from our audited consolidated financial statements and the related notes. The information set forth below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited and unaudited consolidated financial statements and related notes and other information contained in our Annual Report on Form 10-K for the year ended December 31, 2025, which we incorporate by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in the accompanying prospectus. The historical financial information may not be indicative of our future performance.

	Year ended December 31,
	2025	2024	2023
	(Millions of Dollars)
Consolidated Statements of Income Data:
Operating revenues	$6,307	$5,767	$6,043
Operating expenses	5,292	5,057	5,177

Operating income	1,015	710	866

Other income, net	89	64	36
Interest charges and financing costs	393	337	304
Income tax benefit	(193)	(356)	(109)

Net income	$904	$793	$707

	December 31,
	2025	2024
	(Millions of Dollars)
Consolidated Balance Sheet Data:
Current assets	$1,794	$1,785
Property, plant and equipment, net	23,106	20,860
Other assets	6,143	4,840

Total assets	$31,043	$27,485

Current portion of long-term debt	$—	$250
Short-term debt	220	195
Other current liabilities	1,914	1,943

Total current liabilities	2,134	2,388

Deferred credits and other liabilities	9,657	8,052
Long-term debt	7,908	7,607
Common stockholder’s equity	10,391	9,272

Total liabilities and equity	$31,043	$27,485

CRITICAL ACCOUNTING POLICIES

You should consider the financial data and other information contained in our audited and unaudited consolidated financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information contained in our Annual Report on Form 10-K for the year ended December 31, 2025, which we incorporate by reference in this prospectus supplement and the accompanying prospectus, before making a decision to invest in the first mortgage bonds.

Preparation of the consolidated financial statements requires the application of accounting rules and guidance, as well as the use of estimates. Application of these policies involves judgments regarding future events, including the likelihood of success of particular projects, legal and regulatory challenges and anticipated recovery of costs. These judgments could materially impact the consolidated financial statements, based on varying assumptions. In addition, the financial and operating environment also may have a significant effect on the operation of the business and results reported.

Accounting policies and estimates that are most significant to our results of operations, financial condition, or cash flows and require management’s most difficult, subjective or complex judgments are outlined below. Each of these has a higher likelihood of resulting in materially different reported amounts under different conditions or using different assumptions. Each critical accounting policy has been reviewed and discussed with the Audit Committee of Xcel Energy’s Board of Directors on a quarterly basis.

Regulatory Accounting

We are subject to the accounting for Regulated Operations, which provides that rate-regulated entities report assets and liabilities consistent with the recovery of those incurred costs in rates, if it is probable that such rates will be charged and collected. Our rates are derived through the ratemaking process, which results in the recording of regulatory assets and liabilities based on the probability of future cash flows.

Regulatory assets generally represent incurred or accrued costs that have been deferred because future recovery from customers is probable. Regulatory liabilities generally represent amounts that are expected to be refunded to customers in future rates or amounts collected in current rates for future costs. In other businesses or industries, regulatory assets and regulatory liabilities would generally be charged to net income or other comprehensive income.

Each reporting period we assess the probability of future recoveries and obligations associated with regulatory assets and liabilities. Factors such as the current regulatory environment, recently issued rate orders and historical precedents are considered. Decisions made by regulatory agencies can directly impact the amount and timing of cost recovery as well as the rate of return on invested capital, and may materially impact our results of operations, financial condition or cash flows.

As of December 31, 2025, we had regulatory assets of $1.0 billion and regulatory liabilities of $2.7 billion. We are subject to regulation that varies from jurisdiction to jurisdiction. If future recovery of costs in any such jurisdiction is no longer probable, we would be required to charge these assets to current net income or other comprehensive income. At December 31, 2025, in assessing the probability of recovery of recognized regulatory assets, unless otherwise disclosed, we noted no current or anticipated proposals or changes in the regulatory environment that we expect will materially impact the recovery of the assets.

Income Tax Accruals

Judgment, uncertainty and estimates are a significant aspect of the income tax accrual process that accounts for the effects of current and deferred income taxes. Uncertainty associated with the application of tax statutes and regulations and outcomes of tax audits and appeals require that judgment and estimates be made in the accrual process and in the calculation of the effective tax rate.

Changes in tax laws and rates may affect recorded deferred tax assets and liabilities and our future effective tax rate. Effective tax rate calculations are revised every quarter based on best available year-end tax assumptions, adjusted in the following year after returns are filed. Tax accrual estimates are trued-up to the actual amounts claimed on the tax returns and further adjusted after examinations by taxing authorities, as needed.

In accordance with the interim period reporting guidance, income tax expense for the first three quarters in a year is based on the forecasted annual effective tax rate. The forecasted effective tax rate reflects a number of estimates, including forecasted annual income, permanent tax adjustments and tax credits.

Valuation allowances are applied to deferred tax assets if it is more likely than not that at least a portion may not be realized. Accounting for income taxes also requires that only tax benefits that meet the more likely than not recognition threshold can be recognized or continue to be recognized. We may adjust our unrecognized tax benefits and interest accruals as disputes with the Internal Revenue Service and state tax authorities are resolved, and as new developments occur. These adjustments may increase or decrease earnings.

Employee Benefits

Xcel Energy sponsors several noncontributory, defined benefit pension plans and other postretirement benefit plans that cover almost all employees and certain retirees. Projected benefit costs are based on historical information and actuarial calculations that include key assumptions (annual return level on pension and postretirement health care investment assets, discount rates, mortality rates and health care cost trend rates, etc.). In addition, the pension cost calculation uses a methodology to reduce the volatility of investment performance over time. Pension assumptions are continually reviewed by Xcel Energy.

At December 31, 2025, Xcel Energy set the rate of return on assets used to measure pension costs at 7.13%, which remains unchanged from the rate set at December 31, 2024. For us, the rate of return on assets was set at 7.25%, which is consistent with the rate set at December 31, 2024. For Xcel Energy, the rate of return used to measure postretirement health care costs was 6.25% at December 31, 2025, which remains unchanged from the rate set in 2024. For us, the rate of return used to measure postretirement health care costs was 6.25% at December 31, 2025, which is a 125 basis point increase from the rate set in 2024.

Xcel Energy’s pension investment strategy includes plan-specific investments that seek to align the investment allocations to optimize risk adjusted return and interest rate risk management based on factors that include the plan’s funded status. This strategy generally results in a greater percentage of interest rate sensitive securities being allocated to plans with higher funded status ratios and a greater percentage of growth assets being allocated to plans having lower funded status ratios.

Xcel Energy set the discount rates used to value the pension obligations and postretirement health care obligations at 5.78% and 5.66% at December 31, 2025, respectively. This represents a 10 basis point and 22 basis point decrease, respectively, from 2024. Xcel Energy uses a bond matching study as its primary basis for determining the discount rate used to value pension and postretirement health care obligations. The bond matching study utilizes a portfolio of high grade (Aa or higher) bonds that matches the expected cash flows of Xcel Energy’s benefit plans in amount and duration.

The effective yield on this cash flow matched bond portfolio determines the discount rate for the individual plans. The bond matching study is validated for reasonableness against the Bank of America US Corporate 15+ Bond Index. In addition, Xcel Energy reviews general actuarial survey data to assess the reasonableness of the discount rate selected.

Mortality rates are developed from actual and projected plan experience for pension plan and postretirement benefits. Xcel Energy’s actuary conducts an experience study periodically to determine an estimate of mortality. Xcel Energy considers standard mortality tables, improvement factors and the plans actual experience when selecting a best estimate.

As of December 31, 2025, for us and Xcel Energy, the initial medical trend cost claim assumptions for pre-Medicare (“Pre-65”) was 7.0% and post-Medicare (“Post-65”) was 7.5%. The ultimate trend assumption remained at 4.5% for both Pre-65 and Post-65 claims costs. Xcel Energy bases its medical trend assumption on the long-term cost inflation expected in the health care market, considering the levels projected and recommended by industry experts, as well as recent actual medical cost experienced by Xcel Energy’s retiree medical plan.

Funding contributions in 2025 were $125 million and will be $75 million in 2026. In future years contributions will remain relatively consistent. Investment returns were more than the assumed levels in 2025 and 2023, but were less than the assumed levels in 2024.

The pension cost calculation uses a market-related valuation of pension assets. Xcel Energy uses a calculated value method to determine the market-related value of the plan assets. The market-related value is determined by adjusting the fair market value of assets at the beginning of the year to reflect the investment gains and losses (the difference between the actual investment return and the expected investment return on the market-related value) during each of the previous five years at the rate of 20% per year. As differences between actual and expected investment returns are incorporated into the market-related value, amounts are recognized in pension cost over the expected average remaining years of service for active employees (approximately 14 years in 2025).

Xcel Energy currently projects the pension costs recognized for financial reporting purposes will be $85 million in 2026, of which $40 million is expected to be attributable to us, while the actual pension costs for Xcel Energy were $59 million in 2025 and $79 million in 2024, of which $31 million in 2025 and $30 million in 2024 was attributable to us.

Pension funding contributions across all four of Xcel Energy’s pension plans, both voluntary and required, for 2023-2026:

•	$75 million in January 2026, of which $33 million was attributable to us;

•	$125 million in 2025, of which $54 million was attributable to us;

•	$100 million in 2024, of which $41 million was attributable to us; and

•	$50 million in 2023, of which $23 million was attributable to us.

Future amounts may change based on actual market performance, changes in interest rates and any changes in governmental regulations. Therefore, additional contributions could be required in the future.

Xcel Energy contributed $13 million in 2025 and $11 million during 2024 and 2023, respectively, to the postretirement health care plans, of which $6 million, $4 million and $5 million, respectively, were attributable to us. Xcel Energy expects to contribute approximately $8 million during 2026, of which $5 million is attributable to us.

Xcel Energy recovers employee benefits costs in its utility operations consistent with accounting guidance except that we recognize pension expense in all regulatory jurisdictions using the aggregate normal cost actuarial method. Differences between aggregate normal cost and expense as calculated by pension accounting standards are deferred as a regulatory liability.

Nuclear Decommissioning

Xcel Energy recognizes liabilities for the expected cost of retiring tangible long-lived assets for which a legal obligation exists. These asset retirement obligations (“AROs”) are recognized at fair value as incurred and are capitalized as part of the cost of the related long-lived assets. In the absence of quoted market prices, Xcel

Energy estimates the fair value of its AROs using present value techniques, in which it makes assumptions including estimates of the amounts and timing of future cash flows associated with retirement activities, credit-adjusted risk free rates and cost escalation rates. When Xcel Energy revises any assumptions, it adjusts the carrying amount of both the ARO liability and related long-lived asset. ARO liabilities are accreted to reflect the passage of time using the interest method.

A significant portion of Xcel Energy’s AROs relates to the future decommissioning of our nuclear facilities. The nuclear decommissioning obligation is funded by the external decommissioning trust fund. Difference between regulatory funding (including depreciation expense less returns from the external trust fund) and expense recognized is deferred as a regulatory liability. The amounts recorded for AROs related to future nuclear decommissioning were $2.6 billion in 2025 and $2.5 billion in 2024.

We obtain periodic independent cost studies to estimate the cost and timing of planned nuclear decommissioning activities. Estimates of future cash flows are highly uncertain and may vary significantly from actual results. We are required to file a nuclear decommissioning filing every three years. The filing covers all expenses for the decommissioning of the nuclear plants, including decontamination and removal of radioactive material. In November 2024, the 2025-2027 Triennial Nuclear Plant Decommissioning Study was filed and was approved by the Minnesota Public Utilities Commission (“MPUC”) in May 2025.

The following assumptions have a significant effect on the estimated nuclear obligation:

•

Timing. Decommissioning cost estimates are impacted by each facility’s retirement date and timing of the actual decommissioning activities. Estimated retirement dates coincide with the retirement dates approved by the MPUC, which can be different than the expiration dates of each unit’s operating license with the Nuclear Regulatory Commission (the “NRC”).

Our current operating licenses allow continued use of our Monticello nuclear plant until 2050 and our Prairie Island nuclear plant until 2033 for Unit 1 and 2034 for Unit 2. Our authorized retirement dates are 2040 for Monticello, 2033 for Prairie Island Unit 1 and 2034 for Prairie Island Unit 2. During 2025, the MPUC approved extended lives for Prairie Island Unit 1 and Unit 2 and Monticello (2053, 2054, and 2050, respectively) in the Upper Midwest Resource Plan. A request to update authorized retirement dates and related decommissioning estimates to incorporate the extended lives are pending with the MPUC. These will be incorporated in decommissioning estimates once additional approvals have been received.

The estimated timing of the decommissioning activities is based upon the 60 year DECON method, which assumes prompt removal and dismantlement. Decommissioning activities are expected to begin at the commission approved retirement date and be completed for both facilities by approximately 2101.

•

Technology and Regulation. There is limited experience with actual decommissioning of large nuclear facilities. Changes in technology, experience and regulations could cause cost estimates to change significantly.

•

Escalation Rates. Escalation rates represent projected cost increases due to general inflation and increases in the cost of decommissioning activities. We used escalation rates of 3.30% and 4.50%, for non-labor and labor expenses respectively, in calculating the ARO for nuclear decommissioning of our nuclear facilities.

•

Discount Rates. Changes in timing or estimated cash flows that result in upward revisions to the ARO are calculated using the then-current credit-adjusted risk-free interest rate. The credit-adjusted risk-free rate in effect when the change occurs is used to discount the revised estimate of the incremental expected cash flows of the retirement activity.

If the change in timing or estimated expected cash flows results in a downward revision of the ARO, the undiscounted revised estimate of expected cash flows is discounted using the credit-adjusted risk-free rate in effect at the date of initial measurement and recognition of the original ARO. Discount rates ranging from approximately 3% to 7% have been used to calculate the net present value of the expected future cash flows over time.

Significant uncertainties exist in estimating future costs including the method to be utilized, ultimate costs to decommission and planned method of disposing spent fuel. If different cost estimates, life assumptions or cost escalation rates were utilized, the AROs could change materially.

However, changes in estimates have minimal impact on results of operations as we expect to continue to recover all costs in future rates.

We continually make judgments and estimates related to these critical accounting policy areas, based on an evaluation of the assumptions and uncertainties for each area. The information and assumptions of these judgments and estimates will be affected by events beyond our control, or otherwise change over time. This may require adjustments to recorded results to better reflect updated information that becomes available. The financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2025 reflect management’s best estimates and judgments of the impact of these factors as of December 31, 2025.

These policies are further discussed in the “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the year ended December 31, 2025.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

	Year ended December 31,
	2025	2024
	(Millions of Dollars)
Net cash provided by operating activities	$2,088	$1,918

Net cash provided by operating activities increased by $170 million for the year ended December 31, 2025 compared with the year ended December 31, 2024. The increase was due to prior year interim rate refunds, offset by change in net regulatory assets and liabilities (which include impact of current year regulatory refunds).

	Year ended December 31,
	2025	2024
	(Millions of Dollars)
Net cash used in investing activities	$(3,248)	$(2,819)

Net cash used in investing activities increased by $429 million for the year ended December 31, 2025 compared with the year ended December 31, 2024. The increase was due to increased system investments.

	Year ended December 31,
	2025	2024
	(Millions of Dollars)
Net cash provided by financing activities	$1,169	$938

Net cash provided by financing activities increased by $231 million for the year ended December 31, 2025 compared with the year ended December 31, 2024. The increase was due to increased debt activity.

Capital Requirements

Capital Expenditures. The estimated cost, as of December 31, 2025, of our capital expenditure program was approximately $3,740 million in 2026, approximately $4,870 million in 2027, approximately $4,210 million in 2028, approximately $3,660 million in 2029, and approximately $3,650 million in 2030.

Our capital expenditure program is subject to continuing review and modification. Actual capital expenditures may vary from estimates due to changes in electric and natural gas projected load growth, safety and reliability needs, regulatory decisions, legislative initiatives, tax policy, reserve requirements, availability of purchased power, alternative plans for meeting long-term energy needs, environmental initiatives and regulation, and merger, acquisition and divestiture opportunities.

Material Cash Requirements and Other Commitments. We have a variety of material cash requirements and other commercial commitments that represent prospective requirements in addition to our capital expenditure program. The following is a summarized table of material cash requirements as of December 31, 2025:

	Payments Due by Period (as of December 31, 2025)
	Total	Less than 1 Year	1 to 3 Years	3 to 5 Years	After 5 Years
	(Millions of Dollars)
Long-term debt, principal and interest payments	$16,720	$392	$925	$774	$14,629
Capital lease obligations	1,983	103	209	216	1,455
Operating lease obligations	246	13	26	24	183
Unconditional purchase obligations (1)	1,418	512	479	266	161
Other	187	181	6	—	—
Short-term debt	220	220	—	—	—

Total contractual cash obligations	$20,774	$1,421	$1,645	$1,280	$16,428

(1)

We have contracts providing for the purchase and delivery of a significant portion of our fuel (nuclear, natural gas and coal) requirements. We have entered into non-lease purchase power agreements. Certain contractual purchase obligations are adjusted on indices. Effects of price changes are mitigated through cost of energy adjustment mechanisms.

Dividend Policy

Historically, we have paid quarterly dividends to Xcel Energy. In fiscal years 2025, 2024, and 2023, we paid dividends to Xcel Energy of $419 million, $494 million, and $647 million, respectively. The amount of dividends that we can pay to Xcel Energy is limited to some extent by the Mortgage Indenture for the first mortgage bonds offered by this prospectus supplement and other borrowing arrangements, as well as by our capital structure order approved by the MPUC. The payment of dividends is also subject to the FERC’s jurisdiction under the Federal Power Act, which prohibits the payment of dividends out of capital accounts; payment of dividends is allowed out of retained earnings only.

Capital Sources

We expect to meet future financing requirements by periodically issuing long-term debt and short-term debt and by receiving equity contributions from Xcel Energy to maintain desired capitalization ratios. In fiscal years 2025, 2024, and 2023, we received equity contributions from Xcel Energy of $657 million, $715 million, and $351 million, respectively. Our current financing authority from the MPUC requires us to maintain a common equity ratio of between 47.25% and 57.75%. For these purposes, our common equity as of December 31, 2025 was 53.16% of our total capitalization. To the extent Xcel Energy experiences constraints on available capital sources, it may limit its equity contributions to us.

We have a $800 million credit facility that matures in December 2029. We have the right to request an extension of the maturity date for two additional one-year periods. Any extension will only be effective if lenders holding a majority of the commitments approve the extension and will only apply to those lenders consenting to the extension. The credit facility provides short-term financing in the form of notes payable to banks, letters of credit and back-up support for commercial paper borrowings. After considering outstanding letters of credit and commercial paper, as of December 31, 2025, we had approximately $536 million available under this revolving credit facility. We also have an uncommitted bilateral credit agreement, with a term expiring in April 2026, that is used to support letters of credit. As of December 31, 2025, we had approximately $69 million outstanding letters of credit under this $75 million bilateral credit agreement.

Short-Term Funding Sources

Historically, we have used a number of sources to fulfill short-term funding needs, including operating cash flow, notes payable, commercial paper, utility money pool borrowings and bank lines of credit. The amount and timing of short-term funding needs depend in large part on financing needs for utility construction expenditures and working capital as discussed above under the caption “—Capital Requirements.”

Operating cash flow as a source of short-term funding is affected by such operating factors as weather; regulatory requirements, including rate recovery of costs, environmental regulation compliance and industry deregulation; changes in the trends for energy prices; and supply and operational uncertainties, all of which are difficult to predict.

Short-term borrowing as a source of short-term funding is affected by access to the capital markets on reasonable terms. Our access varies based on our financial performance and existing debt levels. If our current debt levels are perceived to be at or higher than standard industry levels or those levels that can be sustained by our current operating performance, our access to reasonable short-term borrowings could be limited. These factors are evaluated by credit rating agencies that review our and Xcel Energy’s operations on an ongoing basis.

Our cost of capital and access to capital markets for both long-term and short-term funding are dependent in part on credit rating agency reviews. As discussed above under the caption “Risk Factors,” our credit ratings could be lowered or withdrawn in the future.

As of December 31, 2025, we had cash and cash equivalents of approximately $80 million.

SUPPLEMENTAL DESCRIPTION OF THE FIRST MORTGAGE BONDS

Please read the following information concerning the first mortgage bonds offered by this prospectus supplement in conjunction with the statements under the caption “Description of the First Mortgage Bonds” in the accompanying prospectus, which the following information supplements and, in the event of any inconsistencies, supersedes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying prospectus and the Mortgage Indenture, as supplemented by the Supplemental Trust Indenture dated as of February 1, 2026 (the “Supplemental Trust Indenture”) relating to the first mortgage bonds offered by this prospectus supplement. The Mortgage Indenture is described in the accompanying prospectus and is filed as an exhibit to the registration statement under which the first mortgage bonds are being offered and sold. As of December 31, 2025, there were 20 series of first mortgage bonds outstanding under the Mortgage Indenture in an approximate aggregate principal amount of approximately $9.0 billion.

General

We will offer $600,000,000 million principal amount of the 2036 First Mortgage Bonds, as a series of first mortgage bonds under the Mortgage Indenture. The entire principal amount of the 2036 First Mortgage Bonds will mature and become due and payable, together with any accrued and unpaid interest thereon, on May 15, 2036.

We will offer $600,000,000 million principal amount of the 2056 First Mortgage Bonds, as a series of first mortgage bonds under the Mortgage Indenture. The entire principal amount of the 2056 First Mortgage Bonds will mature and become due and payable, together with any accrued and unpaid interest thereon, on May 15, 2056.

Interest Payments

The 2036 First Mortgage Bonds will bear interest at the annual rate set forth on the cover page of this prospectus supplement from March 12, 2026, payable semi-annually on May 15 and November 15 of each year, beginning on November 15, 2026, to the person in whose name the 2036 First Mortgage Bond is registered at the close of business on the May 1 or November 1 immediately preceding such May 15 or November 15.

The 2056 First Mortgage Bonds will bear interest at the annual rate set forth on the cover page of this prospectus supplement from March 12, 2026, payable semi-annually on May 15 and November 15 of each year, beginning on November 15, 2026, to the person in whose name the 2056 First Mortgage Bond is registered at the close of business on the May 1 or November 1 immediately preceding such May 15 or November 15.

Interest at maturity will be paid to the person to whom principal is paid. So long as the first mortgage bonds are in book-entry only form, we will wire any payments of principal, interest and premium through the office of the Mortgage Trustee to the person in whose name such bond is registered on the record date. See “Book-Entry System” in the accompanying prospectus for a discussion of the procedures for payment to the beneficial owners of the first mortgage bonds. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest or principal is payable on the first mortgage bonds is not a business day, then payment of the interest or principal payable, as applicable, on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date. The term “business day” means any day other than a Saturday or Sunday or a day on which the offices of the Mortgage Trustee in the city of Chicago, Illinois, are closed pursuant to authorization of law.

Reopening of Series

We may, from time to time, without the consent of the holders of the applicable series of first mortgage bonds offered by this prospectus supplement, reopen either or both series of the first mortgage bonds and issue additional first mortgage bonds of the applicable series with the same terms (including the maturity date and interest payment terms) as the applicable first mortgage bonds offered by this prospectus supplement, except for the price to the public, the issue date and, if applicable, the first interest accrual and payment dates. Any such additional first mortgage bonds, together with the first mortgage bonds of the applicable series offered by this prospectus supplement, will constitute a single series under the Mortgage Indenture and will have the same CUSIP provided they are fungible for U.S. federal income tax purposes.

Optional Redemption

We may redeem, in whole or in part, one series of the first mortgage bonds offered hereby without redeeming the other series.

Prior to November 15, 2035, the 2036 Par Call Date, we may redeem the 2036 First Mortgage Bonds at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2036 First Mortgage Bonds matured on the 2036 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) applicable to the 2036 First Mortgage Bonds plus 15 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2036 First Mortgage Bonds to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the 2036 Par Call Date, we may redeem the 2036 First Mortgage Bonds at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2036 First Mortgage Bonds being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Prior to November 15, 2055, the 2056 Par Call Date, we may redeem the 2056 First Mortgage Bonds at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2056 First Mortgage Bonds matured on the 2056 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) applicable to the 2056 First Mortgage Bonds plus 15 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2056 First Mortgage Bonds to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the 2056 Par Call Date, we may redeem the 2056 First Mortgage Bonds at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2056 First Mortgage Bonds being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

“Treasury Rate” means, with respect to any redemption date for the 2036 First Mortgage Bonds or the 2056 First Mortgage Bonds, as applicable, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable:

(1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the 2036 Par Call Date or the 2056 Par Call Date, as applicable (the “Remaining Life”); or

(2) if there is no such Treasury constant maturity on H.15 exactly equal to the applicable Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than such Remaining Life—and shall interpolate to the 2036 Par Call Date or the 2056 Par Call Date, as applicable, on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or

(3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the applicable Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to such Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the 2036 Par Call Date or the 2056 Par Call Date, as applicable. If there is no United States Treasury security maturing on the 2036 Par Call Date or the 2056 Par Call Date, as applicable, but there are two or more United States Treasury securities with a maturity date equally distant from such Par Call Date, one with a maturity date preceding such Par Call Date and one with a maturity date following such Par Call Date, we shall select the United States Treasury security with a maturity date preceding such Par Call Date. If there are two or more United States Treasury securities maturing on the 2036 Par Call Date or the 2056 Par Call Date, as applicable, or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

The Mortgage Trustee shall have no duty to determine, or verify the calculation of, the redemption price.

If we elect to redeem fewer than all of the first mortgage bonds of a particular series, the particular first mortgage bonds from such series or portions of them to be redeemed will be selected on a pro rata pass-through distribution of principal basis in accordance with the procedures of DTC, as depository (the “Depository”). Notice of redemption will be given by mail or by electronic means at least 10 days but not more than 60 days prior to the date fixed for redemption to the holders of first mortgage bonds to be redeemed (which, as long as the first mortgage bonds are held in the book-entry only system, will be the Depository, its nominee or a successor depository). Any notice of redemption at our option may state that the redemption will be conditional upon receipt by the paying agent or agents, on or prior to the date fixed for the redemption, of money sufficient to pay the principal, premium, if any, and interest, if any, on the first mortgage bonds and that if the money has not been so received, the notice will be of no force and effect and we will not be required to redeem the first mortgage bonds. On and after the date fixed for redemption (unless we default in the payment of the redemption price and interest accrued thereon, if any, to such date), interest on the applicable series of first mortgage bonds or the portions of them so called for redemption will cease to accrue.

Tax Credit Event Redemption

If a Tax Credit Event occurs, we may redeem, upon notice of redemption, either series of the first mortgage bonds, as applicable, in whole but not in part, at a redemption price equal to 101% of the principal amount of the series of first mortgage bonds being redeemed, in each case plus accrued and unpaid interest to but excluding the redemption date. A notice of redemption of the first mortgage bonds of either series upon the occurrence of a Tax Credit Event (i) may only be sent by the later of (a) the end of the calendar year in which the first mortgage bonds of such series were issued and (b) six months from the date of issuance of the first mortgage bonds of such series and (ii) shall be accompanied by an officer’s certificate stating that a Tax Credit Event has occurred or is occurring.

The consummation of a redemption upon a Tax Credit Event may be subject to the Mortgage Trustee’s receipt of the required redemption moneys on or before the redemption date (and in such case no such redemption shall occur unless such moneys have been received by the Mortgage Trustee on or before such date).

A “Tax Credit Event” occurs with respect to a series of the first mortgage bonds if, in our reasonable determination, there exists a material risk, due to the first mortgage bonds (considered together with other debt) having been issued, as part of an original issuance (including first mortgage bonds issued pursuant to a qualified reopening thereof), to one or more “specified foreign entities,” as defined in Section 7701(a)(51)(B) of the Code, that we or any of our affiliates would be unable to utilize or otherwise ineligible to claim any tax credits otherwise allowed under Section 38 of the Code.

Any notice of redemption regarding the occurrence of a Tax Credit Event will be mailed to the holders of the first mortgage bonds to be redeemed (which, as long as the first mortgage bonds are held in the book-entry only system, will be the Depository, its nominee or a successor depository). On and after the date fixed for redemption (unless we default in the payment of the redemption price and interest accrued thereon, if any, to such date), interest on the applicable series of first mortgage bonds or the portions of them so called for redemption will cease to accrue.

Sinking Fund

Neither series of the first mortgage bonds will provide for any sinking fund.

Pending Amendment to Maintenance Provisions

Pursuant to the Supplemental Trust Indenture, we are amending the Mortgage Indenture to delete Article IX of the Mortgage Indenture and related provisions that provide for a maintenance fund for the first mortgage bonds as described under the caption “Maintenance Provisions” in the “Description of the First Mortgage Bonds” section in the accompanying prospectus. Such amendments will become effective on the date that all first mortgage bonds of each series issued under the Mortgage Indenture prior to February 15, 2024 are no longer outstanding (as defined in the Mortgage Indenture) or the holders of the requisite principal amount of the outstanding first mortgage bonds approve such amendments. Holders of the first mortgage bonds offered in this offering will be deemed to have consented to such amendments by virtue of their acceptance of the first mortgage bonds.

Form and Denomination

Global Securities and Denominations

Each series of the first mortgage bonds will be issued as one or more global securities in the name of the Depository or a nominee of the Depository and will be available only in book-entry form. See “—Book-Entry System” in the accompanying prospectus. The first mortgage bonds of each series will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

DTC, Clearstream and Euroclear

Beneficial interests in a global security will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in a global security through either DTC (in the United States) or Clearstream Banking S.A. (“Clearstream”), or Euroclear Bank SA/NV (“Euroclear”), in Europe (the “Euroclear Operator”), either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

For information regarding DTC and DTC’s procedures, see “Book-Entry System” in the accompanying prospectus. We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement and the accompanying prospectus solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the Mortgage Trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Payments on the first mortgage bonds represented by the global securities will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the first mortgage bonds represented by a global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global security as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the first mortgage bonds held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the first mortgage bonds held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the first mortgage bonds will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other hand, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the first mortgage bonds in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the first mortgage bonds received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the first mortgage bonds settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the first mortgage bonds by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Events of Default

See “Description of the First Mortgage Bonds—Defaults” in the accompanying prospectus.

Same-Day Settlement and Payment

The underwriters will pay us and settle for the first mortgage bonds in immediately available funds. We will make all payments of principal and interest in immediately available funds.

The first mortgage bonds will trade in DTC’s same-day funds settlement system until maturity or until the first mortgage bonds are issued in certificated form, and secondary market trading activity in the first mortgage bonds will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the first mortgage bonds.

Governing Law

The Mortgage Indenture is, and the first mortgage bonds will be, governed by and construed in accordance with the laws of the State of Minnesota.

Mortgage Trustee

The Bank of New York Mellon Trust Company, N.A. (as successor to Harris Trust and Savings Bank and BNY Midwest Trust Company) is the trustee under the Mortgage Indenture.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax consequences relevant to the purchase, beneficial ownership and disposition of the first mortgage bonds offered by this prospectus supplement. This summary is based on the Code, Treasury regulations promulgated thereunder, administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect and all of which are subject to change and to different interpretations. Changes to any of the foregoing authorities could apply on a retroactive basis, and could affect the U.S. federal income tax consequences described below. We have not sought and will not seek a ruling from the IRS with respect to the matters discussed in this section, and we cannot assure you that the IRS will not challenge one or more of the tax consequences described below.

This summary does not address all of the U.S. federal income tax considerations that may be relevant to a particular investor’s circumstances (such as the effects of section 451(b) of the Code conforming the timing of certain income accruals to financial statements) and does not discuss any aspect of U.S. federal tax law other than income tax law (such as estate or gift tax law) or any state, local or non-U.S. tax consequences of the purchase, beneficial ownership and disposition of the first mortgage bonds. This summary addresses only those first mortgage bonds purchased for cash pursuant to this offering at the “issue price” for such series of first mortgage bonds (i.e., the first price at which a substantial amount of such series of first mortgage bonds is sold to investors, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers) and held as capital assets and does not address U.S. federal income tax considerations applicable to investors that may be subject to special tax rules, such as:

•	traders in securities electing mark-to-market treatment or securities dealers or brokers;

•	banks, thrifts or other financial institutions;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	tax-exempt organizations;

•	retirement plans;

•

persons holding the first mortgage bonds as part of a “straddle,” “hedge,” “synthetic security” or “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment;

•	entities or arrangements treated as partnerships or other pass-through entities and investors therein;

•	persons required to pay the alternative minimum tax;

•	certain former citizens or former residents of the United States;

•	persons deemed to sell the first mortgage bonds under the constructive sale provisions of the Code;

•	“passive foreign investment companies” or “controlled foreign corporations” (each within the meaning of the Code); or

•	“U.S. Holders” (as defined below) whose functional currency is not the U.S. dollar.

As used herein, a “U.S. Holder” is a beneficial owner of either series of the first mortgage bonds that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (A) a United States court has the authority to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Code) are authorized to control all substantial decisions of the trust or (B) it has a valid election in place to be treated as a United States person.

A “Non-U.S. Holder” is any beneficial owner of either series of the first mortgage bonds that is neither a U.S. Holder nor a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes).

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the first mortgage bonds, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A partnership holding the first mortgage bonds, and partners in such a partnership, should consult their own tax advisors with regard to the U.S. federal income tax consequences of the purchase, ownership and disposition of the first mortgage bonds by the partnership.

THIS DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE FIRST MORTGAGE BONDS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, ALL PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE FIRST MORTGAGE BONDS BASED ON THEIR PARTICULAR CIRCUMSTANCES, THE EFFECTS OF ANY TAX TREATIES AND THE POTENTIAL EFFECTS OF ANY CHANGES IN LAW.

U.S. Federal Income Taxation of U.S. Holders

Payments of Interest. Interest on the first mortgage bonds generally will be “qualified stated interest” and will be taxable to a U.S. Holder as ordinary income at the time that such interest is paid or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. If, however, the stated principal amount of either series of the first mortgage bonds exceeds the issue price for such series by at least a statutorily defined de minimis amount, a U.S. Holder (regardless of its method of tax accounting) will be required to include such excess in income as original issue discount as it accrues generally in accordance with a constant yield method before the receipt of cash payments attributable to this income. It is expected, and this discussion assumes, that each series of the first mortgage bonds will be issued with less than a de minimis amount of original issue discount for U.S. federal income tax purposes.

Sale, Redemption, Retirement or Other Taxable Disposition of the First Mortgage Bonds. Upon the sale, redemption, retirement or other taxable disposition of the first mortgage bonds, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale, redemption, retirement or other taxable disposition (other than amounts representing accrued and unpaid qualified stated interest, which will be taxable as ordinary interest income to the extent not previously included in gross income) and the U.S. Holder’s adjusted tax basis in such first mortgage bonds. In general, the U.S. Holder’s adjusted tax basis in the first mortgage bonds will equal the U.S. Holder’s initial investment in such first mortgage bonds, reduced by any cash payments previously received in respect of such first mortgage bonds (other than qualified stated interest payments). Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, redemption, retirement or other taxable disposition the U.S. Holder held such first mortgage bonds for more than one year. Under current U.S. federal income tax law, certain non-corporate U.S. Holders, including individuals, are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The deductibility of capital losses is subject to limitations.

Medicare Tax. A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” (in the case of individuals) or “undistributed net investment income” (in the case of estates and trusts) for the relevant taxable year and (2) the excess of the U.S. Holder’s “modified adjusted gross income” (in the case of individuals) or “adjusted gross income” (in the case of estates and trusts) for the taxable year over a certain threshold (which, in the case of individuals, is between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include its interest income from the first mortgage bonds and net gain from the disposition of the first mortgage bonds, unless such interest income and net gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). Net investment income may, however, be reduced by properly allocable deductions to such income. U.S. Holders that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of the Medicare tax to their income and gains from the first mortgage bonds.

U.S. Federal Income Taxation of Non-U.S. Holders

Payments of Interest. Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—FATCA,” payments of interest on the first mortgage bonds to any Non-U.S. Holder generally will be exempt from U.S. federal income tax and the 30% U.S. federal withholding tax (or lower applicable treaty rate), provided that:

•	the Non-U.S. Holder is not a “10-percent shareholder” of us within the meaning of section 871(h)(3)(B) of the Code;

•

the interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or, if a tax treaty applies, is not attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); and

•	the certification requirement has been fulfilled with respect to the beneficial owner, as discussed below.

The certification requirement referred to above will be fulfilled if (i) the beneficial owner of the first mortgage bonds certifies on a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, or applicable successor form, under penalties of perjury, that such beneficial owner is not a United States person, provides its name and address and certifies the other relevant factual information supporting its exemption, and (ii) the beneficial owner provides IRS Form W-8BEN or W-8BEN-E, as applicable, or applicable successor form to the applicable withholding agent, or in the case of the first mortgage bonds held on behalf of the beneficial owner by a securities clearing organization, bank, or other financial institution holding customers’ securities in the ordinary course of its trade or business, such financial institution provides the applicable withholding agent with a statement that it has received the IRS Form W-8BEN or W-8BEN-E, as applicable, or applicable successor form, from the beneficial owner and furnishes the applicable withholding agent with a copy. Prospective investors should consult their tax advisors regarding possible additional reporting requirements.

If a Non-U.S. Holder does not satisfy the foregoing requirements, such Non-U.S. Holder generally will be subject to the 30% U.S. federal withholding tax, unless it provides the applicable withholding agent either (i) a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, or applicable successor form, establishing an exemption from (or a reduction of) withholding under an applicable income tax treaty or (ii) a properly executed IRS Form W-8ECI, or applicable successor form, certifying that interest paid on the first mortgage bonds is not subject to withholding tax because the interest is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (as described below under “—U.S. Federal Income Taxation of Non-U.S. Holders—Income or Gains Effectively Connected with a U.S. Trade or Business”).

Sale, Redemption, Retirement or Other Taxable Disposition of the First Mortgage Bonds. Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—FATCA,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax or the 30% U.S. federal withholding tax on gain realized on the sale, redemption, retirement or other taxable disposition of the first mortgage bonds, unless:

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States).

If a Non-U.S. Holder is described in the first bullet above, such Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources, including gain from such sale, redemption, retirement or other taxable disposition, exceed any capital losses allocable to U.S. sources in the taxable year of disposition, except as otherwise specified by an applicable income tax treaty.

If a Non-U.S. Holder is described in the second bullet above, such Non-U.S. Holder generally will be subject to tax as described below under “—U.S. Federal Income Taxation of Non-U.S. Holders—Income or Gains Effectively Connected with a U.S. Trade or Business.”

To the extent the amount realized on a sale, redemption, retirement or other taxable disposition of the first mortgage bonds is attributable to accrued but unpaid interest on the first mortgage bonds, this amount generally will be treated in the same manner as described in “—U.S. Federal Income Taxation of Non-U.S. Holders—Payments of Interest” above.

Income or Gains Effectively Connected with a U.S. Trade or Business. If a Non-U.S. Holder of the first mortgage bonds is engaged in the conduct of a trade or business in the United States, and interest on the first mortgage bonds, or gain realized on the sale, redemption, retirement or other taxable disposition of the first mortgage bonds, is effectively connected with the conduct of such trade or business (and, if required by an applicable tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), such Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will be subject to U.S. federal income tax on its effectively connected income, generally in the same manner as a U.S. Holder (but without regard to the Medicare tax described above). See “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders” above. In addition, a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable tax treaty) on its effectively connected earnings and profits, subject to certain adjustments. In lieu of the IRS forms described above, any Non-U.S. Holder described in this paragraph will be required to provide to the applicable withholding agent a properly completed and executed IRS Form W-8ECI or applicable successor form to claim an exemption from withholding.

Backup Withholding and Information Reporting

U.S. Holders. In general, a U.S. Holder (other than an exempt recipient) will be subject to information reporting requirements with respect to payments of interest in respect of, and the proceeds from a sale, redemption, retirement or other disposition of the first mortgage bonds. In addition, a U.S. Holder may be subject to backup withholding (currently at a rate of 24%) on such payments if the U.S. Holder (i) fails to provide an accurate taxpayer identification number to the applicable withholding agent (generally on a properly completed and executed IRS Form W-9); (ii) has been notified by the IRS of a failure to report all interest or dividends required to be shown on its U.S. federal income tax returns; or (iii) otherwise fails to comply with applicable certification requirements.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS on a timely basis. U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if applicable.

Non-U.S. Holders. In general, a Non-U.S. Holder will be subject to information reporting requirements with respect to payments of interest on the first mortgage bonds and the amount of U.S. federal withholding tax, if any, deducted from those payments. Copies of the information returns reporting such interest payments and any associated U.S. federal withholding tax also may be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable tax treaty. A Non-U.S. Holder generally will not be subject to backup withholding with respect to payments that we make on the first mortgage bonds provided that the applicable withholding agent does not have actual knowledge or reason to know that the Non-U.S. Holder is a United States person, and the applicable withholding agent has received from the Non-U.S. Holder an appropriate certification establishing non-U.S. status or other exemption from backup withholding (i.e., IRS Form W-8BEN or W-8BEN-E, as applicable, W-8ECI or other applicable IRS Form W-8 or applicable successor form). Information reporting and, depending on the circumstances, backup withholding will apply to the payment of the proceeds of a sale of the first mortgage bonds that is effected within the United States or effected outside the United States through certain U.S.-related financial intermediaries, unless the Non-U.S. Holder certifies under penalty of perjury as to its non-U.S. status, and the applicable withholding agent does not have actual knowledge or reason to know that the beneficial owner is a United States person, or the Non-U.S. Holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS on a timely basis. Non-U.S. Holders of the first mortgage bonds should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining an exemption, if applicable.

FATCA

Pursuant to the Foreign Account Tax Compliance Act, or “FATCA,” foreign financial institutions (which term includes most foreign banks, hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles) and certain other foreign entities generally must comply with certain information reporting rules with respect to their U.S. account holders and investors or confront a withholding tax on U.S.-source payments made to them (whether received as a beneficial owner or as an intermediary for another party). To comply with FATCA reporting requirements, an entity must provide the applicable withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any United States person who directly or indirectly owns more than 10% of the entity. Additionally, in order to be treated as FATCA compliant, a Non-U.S. Holder must provide certain documentation (usually an IRS Form W-8BEN or W-8BEN-E) containing information about its identity, its FATCA status, and if required, its direct and indirect United States owners. A foreign financial institution or such other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments generally include payments of interest on, and payments of gross proceeds from the sale or other disposition of, the first mortgage bonds. However, the IRS issued proposed Treasury regulations that eliminate FATCA withholding on payments of gross proceeds (but not on payments of interest). Pursuant to the preamble to the proposed Treasury regulations, we and any withholding agent may (but are not required to) rely on this proposed change to FATCA withholding until the final Treasury regulations are issued. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States pursuant to FATCA may be subject to different rules with respect to information reporting and related requirements.

We will not pay any additional amounts in respect of any amounts withheld, including pursuant to FATCA. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

The preceding discussion of certain U.S. federal income tax consequences is for general information purposes only and is not tax advice. Accordingly, you should consult your own tax advisor as to the U.S. federal, state and local and non-U.S. tax consequences to you of purchasing, holding or disposing of the first mortgage bonds, including the applicability of any tax treaties and any changes or proposed changes in applicable law.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, for whom BNP Paribas Securities Corp., KeyBanc Capital Markets Inc., PNC Capital Markets LLC, SMBC Nikko Securities America, Inc. and U.S. Bancorp Investments, Inc. are acting as representatives (the “Representatives”), and each of the underwriters has severally, but not jointly, agreed to purchase, the respective principal amount of first mortgage bonds set forth opposite its name below:

Underwriters	Principal Amount of 2036 First Mortgage Bonds	Principal Amount of 2056 First Mortgage Bonds
BNP Paribas Securities Corp.	$118,800,000	$118,800,000
KeyBanc Capital Markets Inc.	118,800,000	118,800,000
PNC Capital Markets LLC	118,800,000	118,800,000
SMBC Nikko Securities America, Inc.	118,800,000	118,800,000
U.S. Bancorp Investments, Inc.	118,800,000	118,800,000
Samuel A. Ramirez & Company, Inc.	6,000,000	6,000,000

Total	$600,000,000	$600,000,000

The underwriters have agreed to purchase all of the first mortgage bonds sold under the underwriting agreement if any of the first mortgage bonds are purchased. The underwriting agreement provides that the obligations of the several underwriters to purchase the first mortgage bonds offered by this prospectus supplement are subject to the approval of specified legal matters by their counsel and several other specified conditions. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters have advised us that they propose to offer each series of the first mortgage bonds offered by this prospectus supplement to the public at the applicable price to the public set forth on the cover of this prospectus supplement and may offer the first mortgage bonds to certain securities dealers at such price less a concession not in excess of 0.400% of the principal amount of the 2036 First Mortgage Bonds and 0.525% of the principal amount of the 2056 First Mortgage Bonds. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.250% of the principal amount of the 2036 First Mortgage Bonds and 0.350% of the principal amount of the 2056 First Mortgage Bonds on sales to certain other brokers and dealers. After the initial offering of the first mortgage bonds, the underwriters may change the prices to the public and the other selling terms. The offering of the first mortgage bonds by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with this offering of first mortgage bonds (expressed as a percentage of the principal amount of the applicable series of the first mortgage bonds):

Paid by the Company
Per 2036 First Mortgage Bond	0.650%
Per 2056 First Mortgage Bond	0.875%

We estimate that our total expenses related to this offering, excluding the respective underwriting discounts, will be approximately $6.8 million.

Each series of the first mortgage bonds is a new issue of securities with no established trading market. The underwriters have informed us that they may make a market in the first mortgage bonds from time to time. The underwriters are not obligated to do this, and they may discontinue this market making for either or both series of the first mortgage bonds at any time without notice. Therefore, no assurance can be given concerning the liquidity of the trading market for the first mortgage bonds or that an active market for the first mortgage bonds will develop. We do not intend to apply for listing of either series of the first mortgage bonds on any securities exchange or seek their quotation on any automated quotation system.

In connection with the offering of the first mortgage bonds, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of either or both series of the first mortgage bonds. Specifically, the underwriters may sell a greater number of first mortgage bonds than they are required to purchase in connection with the offering, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, first mortgage bonds in the open market to cover syndicate short positions or to stabilize the prices of the first mortgage bonds. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the first mortgage bonds in the offering of the first mortgage bonds, if the syndicate repurchases previously distributed first mortgage bonds in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the first mortgage bonds above independent market levels. Neither we nor any of the underwriters make any representations or predictions as to the direction or magnitude of any effect that the transactions described above may have on the prices of the first mortgage bonds. The underwriters are not required to engage in any of these transactions and may end any of them at any time.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the Representatives have repurchased first mortgage bonds sold by or for the account of such other underwriter in stabilizing or short-covering transactions.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that each underwriter may be required to make in respect thereof.

It is expected that delivery of the first mortgage bonds will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement, which is the fifth business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the first mortgage bonds on any date prior to the first business day before delivery will be required, by virtue of the fact that the first mortgage bonds initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the first mortgage bonds who wish to trade the first mortgage bonds on any date prior to the first business day before delivery should consult their own advisors.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, corporate trust, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in other investment banking or commercial banking transactions with us and our affiliates, including acting as lenders under our loan facilities and those of some of our affiliates. They have received or will receive customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers.

Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the first mortgage bonds offered hereby. Any such credit default swaps or short positions could adversely affect the future trading prices of the first mortgage bonds offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

No action has been or will be taken by us in any jurisdiction other than in the United States that would permit a public offering of the first mortgage bonds or the possession, circulation or distribution of any material relating to us in any jurisdiction where action for such purpose is required. Accordingly, the first mortgage bonds may not be offered or sold, directly or indirectly, nor may any offering material or advertisement in connection with the first mortgage bonds (including this prospectus supplement and the accompanying prospectus and any amendment or supplement hereto) be distributed or published, in or from any country or jurisdiction, except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

Selling Restrictions

European Economic Area

The first mortgage bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in a member state of the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) one who is not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the first mortgage bonds or otherwise making them available to retail investors in the EEA has been prepared, and therefore offering or selling the first mortgage bonds or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of first mortgage bonds in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of first mortgage bonds. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation.

Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the first mortgage bonds has led to the conclusion that: (i) the target market for the first mortgage bonds is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the first mortgage bonds to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the first mortgage bonds, whom we refer to as a distributor, should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the first mortgage bonds (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

United Kingdom

In the United Kingdom (“UK”), this prospectus supplement and the accompanying prospectus are being distributed only to, and are directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” as defined in paragraph 15 of Schedule 1 to The Public Offers and Admissions to Trading Regulations 2024 (the “POAT Regulations”) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the UK by persons who are not relevant persons. In the UK, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates is only available to, and will be engaged in with, relevant persons.

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of any first mortgage bonds which are the subject of the offering contemplated by the prospectus supplement and the accompanying prospectus in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the first mortgage bonds in, from or otherwise involving the UK.

The first mortgage bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the UK. For these purposes, a retail investor means a person who is neither (i) a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); nor (ii) a qualified investor as defined in paragraph 15 of Schedule 1 to the POAT Regulations.

Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the first mortgage bonds or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the first mortgage bonds or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the first mortgage bonds has led to the conclusion that: (i) the target market for the first mortgage bonds is eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook, and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law of the UK by virtue of the EUWA (“UK MiFIR”); and (ii) all channels for distribution of the first mortgage bonds to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the first mortgage bonds (a “UK distributor”) should take into consideration the manufacturers’ target market assessment; however, a UK distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook is responsible for undertaking its own target market assessment in respect of the first mortgage bonds (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of first mortgage bonds in the UK will be made pursuant to an exemption under the FSMA and the POAT Regulations from the requirement to publish a prospectus for offers of first mortgage bonds. This prospectus supplement is not a prospectus for the purposes of the FSMA or the POAT Regulations.

Canada

The first mortgage bonds may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the first mortgage bonds must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment hereto or thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Japan

This offering of the first mortgage bonds has not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (Act No. 25 of April 13, 1948, as amended; the “FIEA”). Accordingly, the first mortgage bonds may not be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to, or for the account or benefit of, others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of first mortgage bonds may not be circulated or distributed, nor may the first mortgage bonds be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”), pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275, of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 of Singapore, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the first mortgage bonds are subscribed or purchased pursuant to an offer made in reliance on Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivative contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the first mortgage bonds pursuant to an offer made under Section 275 of the SFA except:

(1)

to an institutional investor pursuant to Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or to any person pursuant to Section 275(1A) and in accordance with the conditions specified in Section 275 of the SFA;

(2)

(in the case of a corporation) where the transfer arises from an offer referred to in Section 276(3)(c)(ii) of the SFA or (in the case of a trust) where the transfer arises from an offer referred to in Section 276(4)(c)(ii) of the SFA;

(3)	where no consideration is or will be given for the transfer;

(4)	where the transfer is by operation of law; or

(5)	as specified in Section 276(7) of the SFA.

Singapore SFA Product Classification— Solely for the purposes of our obligations pursuant to section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore (the “CMP Regulations 2018”), we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA) that the first mortgage bonds are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the first mortgage bonds. The first mortgage bonds may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the first mortgage bonds to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the first mortgage bonds constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the first mortgage bonds may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan

The first mortgage bonds have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) and/or any other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be offered, issued or sold within Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, distribute or otherwise intermediate the offering of the first mortgage bonds in Taiwan.

Conflicts of Interest

Certain of the underwriters or their affiliates may hold a portion of our outstanding commercial paper that we intend to repay using the net proceeds of this offering. It is possible that one or more of the underwriters or their affiliates could receive 5% or more of the net proceeds of the offering, and, in that case, such underwriter would be deemed to have a conflict of interest within the meaning of FINRA Rule 5121 (Public Offerings of Securities with Conflicts of Interest). In the event of any such conflict of interest, such underwriter would be required to conduct the distribution of the first mortgage bonds in accordance with FINRA Rule 5121. If FINRA Rule 5121 is applicable, such underwriter would not be permitted to confirm a sale to an account over which it exercises discretionary authority without first receiving specific written approval from the account holder.

LEGAL OPINIONS

Legal opinions relating to the validity of the first mortgage bonds being offered by this prospectus supplement will be rendered by our counsel, Amy L. Schneider, Minneapolis, Minnesota, and certain other legal matters will be passed upon for us by Jones Day, Minneapolis, Minnesota. Certain legal matters will be passed upon for the underwriters by Hunton Andrews Kurth LLP, New York, New York. Amy L. Schneider is our Vice President, Corporate Secretary and is the beneficial owner of less than 1% of the common stock of our parent company, Xcel Energy.

PROSPECTUS

NORTHERN STATES POWER COMPANY

414 Nicollet Mall

Minneapolis, Minnesota 55401

(612) 330-5500

FIRST MORTGAGE BONDS

SENIOR UNSECURED DEBT SECURITIES

We may offer and sell from time to time, in one or more offerings, together or separately, any combination of the securities listed above and described in this prospectus. We may offer and sell these securities to or through one or more underwriters, dealers and/or agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes the general terms that may apply to the securities and the manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

You should carefully consider the information set forth in “Risk Factors” on page 1, the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission (the “SEC”) before making any decision to invest in any of the securities described in this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 18, 2024

ABOUT THIS PROSPECTUS

This document is called a “prospectus” and it provides you with a description of the general terms of the securities we may offer and the manner in which such securities may be offered. Each time we sell securities under this prospectus, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and in the prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the caption “Where You Can Find More Information.” We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with the prospectus supplement referred to therein. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires.

This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. By using this process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings. We may offer any of the following securities: first mortgage bonds and senior unsecured debt securities. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we filed with the SEC. You should read the registration statement and the related exhibits and schedules for more information about us and our securities. The registration statement and the related exhibits and schedules can be read at the SEC’s website at www.sec.gov.

The distribution of this prospectus and the applicable prospectus supplement and the offering of the securities in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus and the applicable prospectus supplement come should inform themselves about and observe any such restrictions. This prospectus and the applicable prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offering or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

This prospectus, the applicable prospectus supplement and any free writing prospectus that we prepare or authorize contain and incorporate by reference information that you should consider when making your investment decision. No one is authorized to provide you with information different from that which is contained, or deemed to be contained, in this prospectus and applicable prospectus supplement. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of those documents.

Unless otherwise specified or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our,” and “the Company,” or similar terms, refer to Northern States Power Company, a Minnesota corporation.

i

WHERE YOU CAN FIND MORE INFORMATION

We are a wholly owned subsidiary of Xcel Energy Inc. (“Xcel Energy”), and Xcel Energy’s website address is www.xcelenergy.com. We file annual, quarterly and current reports and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. Information on, or accessible through, the SEC’s website or Xcel Energy’s website is not part of this prospectus and is not incorporated by reference herein.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from the date of the prospectus until we sell all of the securities (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules).

•	Our Annual Report on Form 10-K for the year ended December 31, 2023.

•	Our Current Report on Form 8-K filed on February 29, 2024.

We will provide, without charge, to each person, including any beneficial owner of our securities to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents referred to above that have been incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request these documents from:

Attn: Corporate Secretary

Northern States Power Company

c/o Xcel Energy Inc.

414 Nicollet Mall

Minneapolis, Minnesota 55401

(612) 330-5500

ii

OUR COMPANY

We were incorporated in 2000 under the laws of the State of Minnesota. We are an operating utility engaged primarily in the generation, purchase, transmission, distribution and sale of electricity in Minnesota, North Dakota and South Dakota. We also purchase, transport, distribute and sell natural gas to retail customers and transport customer-owned natural gas in Minnesota and North Dakota. As of December 31, 2023, we provided electric utility service to approximately 1.5 million customers and natural gas utility service to approximately 0.6 million customers.

Our electric production and transmission system is managed as an integrated system with that of Northern States Power Company, a Wisconsin corporation (“NSP-Wisconsin”), jointly referred to as the NSP System. The electric production and transmission costs of the entire NSP System are shared by us and NSP-Wisconsin. An agreement approved by the Federal Energy Regulatory Commission between the two companies, called the Interchange Agreement, provides for the sharing of all costs of generation and transmission facilities of the system, including capital costs.

Our principal executive offices are located at 414 Nicollet Mall, Minneapolis, Minnesota 55401, and our telephone number is (612) 330-5500.

RISK FACTORS

Investing in our securities involves certain risks. You are urged to carefully read and consider the risk factors relating to an investment in our securities described in our annual, quarterly and current reports filed with the SEC under the Exchange Act, which are incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks, as well as any other information that we include or incorporate by reference in this prospectus or any prospectus supplement. The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in our securities and the particular type of securities we are offering under that prospectus supplement.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, including meeting our working capital requirements, funding capital expenditures and acquisitions, repaying short-term debt and refunding long-term debt at maturity or otherwise. Until the net proceeds from the sale of the offered securities have been used, we may invest them temporarily in interest-bearing obligations.

DESCRIPTION OF THE FIRST MORTGAGE BONDS

The description below contains a summary of selected provisions of the indenture, including supplemental indentures, under which the first mortgage bonds will be issued. This summary is not complete. The indenture and the form of supplemental indenture applicable to the first mortgage bonds have been filed as exhibits to the registration statement of which this prospectus constitutes a part. You should read them for provisions that may be important to you. In the summary below, we have included references to section numbers of the indenture so that you can easily locate these provisions.

We are not required to issue future issues of indebtedness under the indenture described below. We are free to use other indentures or documentation, containing provisions different from those described in this prospectus, in connection with future issues of other indebtedness not issued under this prospectus.

The first mortgage bonds will be represented either by global securities registered in the name of The Depository Trust Company (“DTC”), as depository (the “Depository”), or its nominee, or by securities in certificated form issued to the registered owners, as set forth in the applicable prospectus supplement. See the information under the caption “Book-Entry System” in this prospectus.

General

We may issue the first mortgage bonds from time to time in one or more new series under the Supplemental and Restated Trust Indenture dated May 1, 1988 (the “Restated Indenture”), as previously supplemented by 36 supplemental trust indentures and as to be supplemented by one or more new supplemental indentures for the first mortgage bonds (collectively, the “Mortgage Indenture”), all from us to The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Mortgage Trustee”). The Mortgage Indenture will govern the first mortgage bonds offered by this prospectus. As of December 31, 2023, there were 18 series of first mortgage bonds in an aggregate principal amount of approximately $7.45 billion outstanding under the Mortgage Indenture.

The holders of the outstanding first mortgage bonds do not, and, unless the prospectus supplement that describes a particular series of first mortgage bonds provides otherwise with respect to that series, the holders of any first mortgage bonds offered by this prospectus will not, have the right to require us to repurchase the first mortgage bonds if we become involved in a highly leveraged or change in control transaction. The Mortgage Indenture does not have any provision that is designed specifically in response to highly leveraged or change in control transactions.

When we offer to sell a particular series of first mortgage bonds, we will describe the specific terms of that series in a prospectus supplement relating to that series, including the following terms:

•	the title of the series;

•	any limit on the aggregate principal amount of the series;

•	the price at which the series will be issued;

•	the date of maturity of that series;

•	the date or dates on which we will pay the principal of that series;

•	the rate or rates at which that series will bear interest or the method of calculating the rate or rates;

•	the date or dates from which interest will accrue;

•

the dates on which we will pay interest and the regular record dates for the interest payment dates and the persons to whom we will pay interest if different from the person in whose name the first mortgage bonds of that series are registered on the regular record date;

•	any redemption terms, including mandatory redemption through a sinking fund or otherwise, redemption at our option and redemption at the option of the holder;

•	the denominations in which we will issue that series, if other than $1,000 and integral multiples of $1,000;

•	whether we will issue that series in whole or in part in book-entry form; and

•	any other terms of that series of first mortgage bonds.

Unless the prospectus supplement that describes a particular series of first mortgage bonds provides otherwise, we may from time to time, without the consent of the holders of that series of first mortgage bonds, reopen such series of first mortgage bonds and issue additional first mortgage bonds with the same terms (including maturity and interest payment terms) as such series of first mortgage bonds.

Redemption

The prospectus supplement that describes a particular series of first mortgage bonds will set forth any terms for the optional or mandatory redemption of that particular series.

Security for the First Mortgage Bonds

The first mortgage bonds being issued pursuant to this prospectus will be secured equally and ratably with all of our other outstanding first mortgage bonds by a valid and direct first mortgage lien on all of the real and fixed properties, leasehold rights, franchises and permits then owned by us subject only to permitted encumbrances (as discussed below).

The Mortgage Indenture subjects to the lien of the Mortgage Indenture all of our property, rights and franchises, except as otherwise expressly provided. These provisions might not be effective as to property acquired within 90 days prior and subsequent to the filing of a case by us under the United States Bankruptcy Code.

The Mortgage Indenture provides that no liens prior or equal to the lien of the Mortgage Indenture, other than permitted encumbrances, may be created or permitted to exist on the mortgaged and pledged property whether now owned or acquired in the future. (Section 8.04 of the Restated Indenture.)

Permitted encumbrances include, among others, the following:

•

liens for taxes not yet delinquent or being contested in good faith, mechanics’, workers’ and other similar liens not yet delinquent or being contested in good faith and have not proceeded to judgment, and easements and rights of way that do not materially impair the use of the property in the operation of our business;

•	rights of parties to agreements with us relating to property owned or used jointly with that party, provided the rights:

•	do not materially impair the use of the property in the normal course of our business;

•	do not materially affect the security provided by the Mortgage Indenture; and

•	are not inconsistent with the remedies of the Mortgage Trustee upon a completed default;

•	leases existing on the effective date of the Mortgage Indenture affecting property owned by us on the effective date;

•

leases that do not interfere in any material respect with the use by us of the property for its intended purpose and that will not have a material adverse impact on the security provided by the Mortgage Indenture;

•	other leases relating to 5% or less of the sum of our depreciable property and land; and

•

any mortgage, lien, charge or other encumbrance prior or equal to the lien of the Mortgage Indenture, other than a prepaid lien, existing on the date we acquire the property, provided that on the acquisition date:

•	no default has occurred and is continuing;

•	the principal amount secured by that mortgage, lien, charge or encumbrance does not exceed 66 2/3% of the lesser of the cost or fair value of the property; and

•

the mortgage, lien, charge or encumbrance will apply only to the property originally subject to that mortgage, lien, charge or encumbrance, we will close the mortgage, lien, charge or encumbrance and we will not issue additional indebtedness under that mortgage, lien, charge or encumbrance.

(Section 1.03 of the Restated Indenture.)

The holders of 66 2/3% of the principal amount of first mortgage bonds outstanding may (1) consent to the creation or existence of a prior lien with respect to up to 50% of the sum of our depreciable property and land, after giving effect to the prior lien or (2) terminate the lien of the Mortgage Indenture with respect to up to 50% of the sum of our depreciable property and land. (Section 18.02(e) of the Restated Indenture.)

Sinking Fund Provisions

We currently do not have any outstanding first mortgage bonds that are, and, unless the prospectus supplement that describes a particular series of first mortgage bonds provides otherwise with respect to that series, the first mortgage bonds offered by this prospectus will not be, subject to a sinking fund.

Maintenance Provisions

Effective upon the events described below, in the Supplemental Trust Indenture dated February 1, 2024, we amended the Restated Indenture to delete Article IX of the Restated Indenture and related provisions that provide for a maintenance fund for the first mortgage bonds as described below. Such amendments will become effective on the date that all first mortgage bonds of each series issued under the Restated Indenture prior to February 29, 2024 are no longer outstanding (as defined in the Restated Indenture) or the holders of the requisite principal amount of the outstanding first mortgage bonds approve such amendments. Until such date, the maintenance provisions described below will continue to apply to all outstanding first mortgage bonds of each series issued under the Restated Indenture.

As a maintenance fund for the first mortgage bonds, we have agreed to pay to the Mortgage Trustee on each May 1 an amount equal to 2.50% of our completed depreciable property as of the end of the preceding calendar year, after deducting credits at our option for the following:

•	maintenance;

•	renewals or replacements;

•	property retirements offset by permanent additions;

•	retirements of first mortgage bonds; and

•	amounts of established permanent additions.

(Section 9.01 of the Restated Indenture.)

We may withdraw moneys from the maintenance fund in amounts equal to retirements of first mortgage bonds and permanent additions. Cash on deposit in the maintenance fund may be used for the purchase or redemption of first mortgage bonds. Any redemption of this nature would be at the applicable regular redemption price of the first mortgage bonds to be redeemed and subject to any restrictions on the redemption of that first mortgage bond. (Sections 9.03 and 9.04 of the Restated Indenture).

To the extent that maintenance fund credits exceed 2.50% of completed depreciable property for any year after 1987, such excess credits may be applied in future years (1) to offset any maintenance fund deficiency or (2) to increase the amount of established permanent additions available for use under the Mortgage Indenture. (Section 9.05 of the Restated Indenture.)

We have agreed to maintain our properties in adequate repair, working order and condition. (Section 8.06 of the Restated Indenture.)

Issuance of Additional First Mortgage Bonds

The maximum principal amount of first mortgage bonds that we may issue under the Mortgage Indenture is not limited, except as described below. We may issue additional first mortgage bonds in amounts equal to (1) 66 2/3% of the cost or fair value, whichever is less, of permanent additions after deducting retirements (Article V of the Restated Indenture); (2) retired first mortgage bonds, which have not been otherwise used under the Mortgage Indenture (Article VI of the Restated Indenture); or (3) the amount of cash deposited with the Mortgage Trustee, which cash may be withdrawn on the same basis as additional first mortgage bonds may be issued under clauses (1) and (2) above. (Article VII of the Restated Indenture.)

The first mortgage bonds issued pursuant to this prospectus will be issued under clause (1) or (2) above. At December 31, 2023, the amount of net permanent additions available for the issuance of first mortgage bonds was approximately $11.3 billion, which could be used to authenticate up to approximately $7.6 billion principal amount of the first mortgage bonds. As of December 31, 2023, $715 million of retired first mortgage bonds were available to authenticate up to $715 million of first mortgage bonds.

We may not issue any additional first mortgage bonds on the basis of clause (1), clause (2) under specified conditions or clause (3), unless the earnings applicable to bond interest for a specified 12-month period are equal to twice the annual interest requirements on the first mortgage bonds, including those about to be issued, and any obligations secured by prior liens and any indebtedness secured by permitted encumbrances. (Sections 5.04, 6.02 and 7.01 of the Restated Indenture.) The calculation of earnings applicable to bond interest includes all of our nonutility revenues. (Section 1.03 of the Restated Indenture.)

Permanent additions include the following:

•	our electric and steam generating, transmission and distribution properties;

•	our gas storage and distribution properties;

•	construction work-in-progress;

•	our fractional and undivided property interests;

•	property used for providing telephone or other communication services; and

•	engineering, financial, economic, environmental, geological and legal or other studies, surveys or reports associated with the acquisition or construction of any depreciable property.

(Section 1.03 of the Restated Indenture.)

Earnings applicable to bond interest for the 12 months ended December 31, 2023 would be 2.4 times the annual interest requirements on our first mortgage bonds and any obligations secured by prior liens and any indebtedness secured by permitted encumbrances. Additional first mortgage bonds may vary as to maturity, interest rate, redemption prices and sinking fund, among other things. (Article II of the Restated Indenture.)

Provisions Limiting Dividends on Common Stock

We have agreed that the sum of:

•	all dividends and distributions on our common stock after the effective date of the Restated Indenture (other than in common stock); and

•

the amount, if any, by which the considerations given by us for the purchase or other acquisition of our common stock after the effective date exceeds the considerations received by us after the effective date from the sale of common stock will not exceed the sum of:

•	our retained earnings at the effective date; and

•

an amount equal to our net income earned after the effective date, after deducting all dividends accruing after the effective date on all classes and series of our preferred stock and after taking into consideration all proper charges and credits to earned surplus made after the effective date.

In computing net income for the purpose of this covenant, we will deduct the amount, if any, by which, after the date commencing 365 days prior to the effective date, the actual expenditures or charges for ordinary repairs and maintenance and the charges for reserves, renewals, replacements, retirements, depreciation and depletion are less than 2.50% of our completed depreciable property. (Section 8.07 of the Restated Indenture.)

Release Provisions

The Mortgage Indenture permits the release from its lien of any property upon depositing or pledging cash or certain other property of comparable fair value. The Mortgage Indenture also permits the following, in each case without any release or consent by the Mortgage Trustee or accountability to the Mortgage Trustee for any consideration received by us:

•

the sale or other disposal of (i) any machinery, equipment, tools, implements or similar property subject to the lien of the Mortgage Indenture that has become obsolete or unfit for use or no longer useful, necessary or profitable in our business, upon replacement or substitution of with property of equal value, (ii) securities not pledged under the Mortgage Indenture, (iii) contracts, bills or accounts, (iv) motor vehicles and (v) certain equipment and supplies;

•	the cancellation, change or alteration of contracts, leases, rights-of-way and easements;

•	the surrender and modification of any franchise or governmental consent subject to certain restrictions;

•

the sale or other disposal of all motor vehicles, vessels and marine equipment, railroad engines, cars and related equipment, airplanes, airplane engines and other flight equipment, office furniture and leasehold interests in property owned by third parties for office purposes; and

•

the leasing of the property subject to the lien of the Indenture if it does not interfere in any material respect with the use of the property for the purpose for which it is held by us and will not have a material adverse impact on the security afforded by the Mortgage Indenture.

(Article XI of the Restated Indenture.)

Any of the mortgaged and pledged property may be released from the lien of the Mortgage Indenture if, after the release, the fair value of the remaining mortgaged and pledged property equals or exceeds a sum equal to 150% of the aggregate principal amount of first mortgage bonds outstanding. (Section 11.03(k) of the Restated Indenture.) Upon satisfaction of the requirements set forth in the Mortgage Indenture, this provision would permit us to spin off or otherwise dispose of a substantial amount of assets or a line of business without depositing cash or property with the Mortgage Trustee or obtaining the consent of the holders of the first mortgage bonds.

Modification of the Mortgage Indenture

We and the Mortgage Trustee may modify and amend the Mortgage Indenture from time to time. We will not need the consent of the holders of the first mortgage bonds for the following types of amendments, among others:

•	to subject additional property to the lien of the Mortgage Indenture;

•	to add to our covenants for the benefit of the holders; or

•	to cure ambiguities or correct inconsistent provisions.

(Section 18.01 of the Restated Indenture.)

With the consent of the holders of 66 2/3% in principal amount of the first mortgage bonds outstanding so affected, other provisions of the Mortgage Indenture may be changed except that, among other things, the following may not be done without the consent of the holders of each first mortgage bond so affected:

•	the maturity of a first mortgage bond may not be changed;

•	the interest rate may not be reduced;

•	the right to institute suit for the enforcement of any principal or interest payment may not be impaired;

•

no lien ranking prior to or on parity with the lien of the Mortgage Indenture with respect to any of the property mortgaged or pledged under the Mortgage Indenture may be created with respect to more than 50% of the sum of land and depreciable property;

•	the security of the lien upon the mortgaged and pledged property for the security of such holder’s bond may not be deprived; and

•	the required percentage of the holders of first mortgage bonds relating to actions that require their consent may not be changed.

(Section 18.02 of the Restated Indenture.)

Defaults

The following is a summary of events defined in the Mortgage Indenture as completed defaults:

•	default in payment of principal of any first mortgage bond;

•	default continued for 90 days in payment of interest on any first mortgage bond;

•	default in the covenant contained in Section 8.11 of the Restated Indenture regarding bankruptcy, insolvency, assignment or receivership; and

•	default continued for 90 days after notice in the performance of any other covenant, agreement or condition.

(Section 13.01 of the Restated Indenture.)

Notice of Default. The Mortgage Trustee is required to give notice to bondholders within 90 days after the occurrence of a default, unless the default has been cured or waived before giving its notice; provided that, except in the case of a default resulting from the failure to make any payment of principal or interest on any first mortgage bonds or to make any sinking fund payment, the Mortgage Trustee may withhold the notice if its board of directors, executive committee or a trust committee of directors or responsible officers determines in good faith that withholding the notice is in the interest of the bondholders. (Section 16.02 of the Restated Indenture.)

Acceleration of Maturity. In case of a completed default, the Mortgage Trustee may, and upon request of the holders of 25% in principal amount of the first mortgage bonds outstanding will, declare the first mortgage bonds due and payable, subject to the right of the holders of a majority of the first mortgage bonds then-outstanding to rescind or annul such action. Further, the Mortgage Trustee is obligated to take the actions provided in the Mortgage Indenture to enforce payment of the first mortgage bonds and the lien of the Mortgage Indenture upon being requested to do so by the holders of a majority in principal amount of the first mortgage bonds. However, the holders of a majority in principal amount of the first mortgage bonds may direct the taking of any of these actions or the refraining from these actions as is not in violation of the law or the Mortgage Indenture. Before taking these actions, the Mortgage Trustee may require adequate indemnity against the costs, expenses and liabilities to be incurred in connection with these actions. (Article XIII of the Restated Indenture.)

Compliance Certificate. We are required to file with the Mortgage Trustee information, documents and reports regarding our compliance with the conditions and covenants of the Mortgage Indenture as may be required by the rules and regulations of the SEC, including a certificate, furnished at least annually, as to whether, in the opinion of the officer signing such certificate, we are in compliance with the conditions and covenants under the Mortgage Indenture. (Section 8.18 of the Restated Indenture.)

Other Provisions

Whenever all indebtedness secured by the Mortgage Indenture has been paid, or adequate provision for payment has been made, the Mortgage Trustee will cancel and discharge the Mortgage Indenture. (Article XVII of the Restated Indenture.) We may deposit with the Mortgage Trustee any combination of cash or government obligations in order to provide for the payment of any series or all of the first mortgage bonds outstanding. The Mortgage Indenture also provides that we must furnish to the Mortgage Trustee officers’ certificates, certificates of an engineer, appraiser or other expert and, in some cases, accountants’ certificates in connection with the authentication of first mortgage bonds, the release or release and substitution of property and some other matters, and opinions of counsel as to the lien of the Mortgage Indenture and some other matters. (Articles IV, V, VI, VII, XI and XVII and Section 20.08 of the Restated Indenture.)

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A., is the Mortgage Trustee under the Mortgage Indenture. We maintain banking relationships with the Mortgage Trustee in the ordinary course of business.

Governing Law

The Mortgage Indenture and first mortgage bonds being issued pursuant to this prospectus are governed by, and construed in accordance with, the laws of the State of Minnesota.

DESCRIPTION OF THE SENIOR UNSECURED DEBT SECURITIES

We may issue senior unsecured debt securities (the “debt securities”), in one or more series, under one or more senior unsecured indentures. The description below contains a summary of selected provisions of the indenture under which the debt securities will be issued. This summary is not complete. The indenture and the form of supplemental indenture applicable to the debt securities have been filed as exhibits to the registration statement of which this prospectus is a part. You should read them for provisions that may be important to you. In the summary below, we have included references to section numbers of the indenture so that you can easily locate these provisions.

We are not required to issue future issues of indebtedness under the indenture described below. We are free to use other indentures or documentation, containing provisions different from those described in this prospectus, in connection with future issues of other indebtedness not issued under this prospectus.

The debt securities will be represented either by global securities registered in the name of DTC, as Depository, or its nominee, or by securities in certificated form issued to the registered owners, as set forth in the applicable prospectus supplement. See the information under the caption “Book-Entry System” in this prospectus.

General

The debt securities will be issued in one or more new series under a senior unsecured indenture to be entered into between us and a trustee to be named therein, ) as trustee (the “Senior Trustee”). This indenture, as it may be supplemented by a supplemental indenture for each series of debt securities, is referred to in this prospectus as the Senior Indenture. As of December 31, 2023, there were no debt securities outstanding.

Unless the supplemental indenture that describes a particular series of debt securities provides otherwise with respect to that series, the holders of any debt securities offered by this prospectus will not have the right to require us to repurchase the debt securities if we become involved in a highly leveraged or change in control transaction. The Senior Indenture does not have any provision that is designed specifically in response to highly leveraged or change in control transactions.

The debt securities will be our senior unsecured obligations and will rank on a parity with our other senior unsecured indebtedness. In this “Description of the Senior Unsecured Debt Securities,” we refer to securities issued under the Senior Indenture as the securities. Our secured debt will have a prior claim on the assets pledged to secure such debt and, therefore, our securities will be effectively subordinated to all of our current and future secured debt, including our first mortgage bonds to the extent of the value of the properties securing them. As of December 31, 2023, we had $7.45 billion of secured debt outstanding.

The amount of securities that we may issue under the Senior Indenture is not limited.

When we offer to sell a particular series of debt securities, we will describe the specific terms of that series in a prospectus supplement relating to that series, including the following terms:

•	the title of the series;

•	any limit on the aggregate principal amount of the series;

•	the price at which the series will be issued;

•	the date of maturity of that series;

•	the date or dates on which we will pay the principal of that series;

•	the rate or rates at which that series will bear interest or the method of calculating the rate or rates;

•	the date or dates from which the interest will accrue;

•

the dates on which we will pay interest and the regular record dates for the interest payment dates and the persons to whom we will pay interest if different from the person in whose name the debt securities of that series are registered on the regular record date;

•	any redemption terms, including mandatory redemption through a sinking fund or otherwise, redemption at our option and redemption at the option of the holder;

•	the denominations in which we will issue that series, if other than $1,000 and integral multiples of $1,000;

•	whether we will issue that series in whole or in part in book-entry form; and

•	any other terms of that series of debt securities.

Unless the prospectus supplement that describes a particular series of debt securities provides otherwise, we may from time to time, without the consent of the holders of that series of debt securities, reopen such series of debt securities and issue additional debt securities with the same terms (including maturity and interest payment terms) as such series of debt securities.

Registration, Transfer and Exchange

Debt securities of any series may be exchanged for other debt securities of the same series of any authorized denominations and of a like aggregate principal amount and kind. (Section 2.6 of the Senior Indenture.)

Unless the prospectus supplement that describes a particular series of debt securities provides otherwise with respect to that series, debt securities may be presented for registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer) at the office of the Senior Trustee maintained for that purpose and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Senior Indenture. Any transfer or exchange will be effected upon the Senior Trustee’s satisfaction with the documents of title and indemnity of the person making the request. (Sections 2.6 and 2.7 of the Senior Indenture.)

The Senior Trustee will not be required to exchange or register a transfer of any debt securities of a series selected, called or being called for redemption except, in the case of any debt security to be redeemed in part, the portion of that debt security not to be so redeemed. (Section 2.6 of the Senior Indenture.) See the information under the caption “Book-Entry System.”

Payment and Paying Agents

Principal, interest and premium, if any, on debt securities issued in the form of global securities will be paid in the manner described below under the caption “Book-Entry System.” Unless the prospectus supplement that describes a particular series of debt securities provides otherwise with respect to that series, interest on debt securities that are in the form of certificated securities will be paid by check mailed to the holder at that person’s address as it appears in the register for the debt securities maintained by the Senior Trustee; however, a holder of $10,000,000 or more of the debt securities having the same interest payment dates will be entitled to receive payments of interest by wire transfer, if appropriate wire transfer instructions have been received by the Senior Trustee on or prior to the applicable record date. (Section 2.12 of the Senior Indenture.) Unless the prospectus supplement that describes a particular series of debt securities provides otherwise with respect to that series, the principal, interest at maturity and premium, if any, on debt securities in the form of certificated securities will be payable in immediately available funds at the office of the Senior Trustee. (Section 2.12 of the Senior Indenture.)

All monies paid by us to a paying agent for the payment of principal, interest or premium on any debt security that remain unclaimed at the end of two years after that principal, interest or premium has become due and payable will be repaid to us, and the holder of that debt security will thereafter look only to us for payment of that principal, interest or premium. (Section 4.4 of the Senior Indenture.)

Events of Default

The following constitute events of default under the Senior Indenture:

•	default in the payment of principal and premium, if any, on any security issued under the Senior Indenture when due and payable and continuance of that default for five days;

•	default in the payment of interest on any security issued under the Senior Indenture when due and continuance of that default for 30 days;

•

default in the performance or breach of any of our other covenants or warranties in the securities or in the Senior Indenture and the continuation of that default or breach for 90 days after written notice to us as provided in the Senior Indenture; and

•	specified events of bankruptcy, insolvency or reorganization of our company.

(Section 7.1 of the Senior Indenture.)

If an event of default occurs and is continuing, either the Senior Trustee or the holders of a majority in principal amount of the outstanding securities may declare the principal amount of all securities to be due and payable immediately. At any time after an acceleration of the securities has been declared, but before a judgment or decree of the immediate payment of the principal amount of the securities has been obtained, if we pay or deposit with the Senior Trustee a sum sufficient to pay all matured installments of interest and the principal and any premium that has become due otherwise than by acceleration and all defaults have been cured or waived, then that payment or deposit will cause an automatic rescission and annulment of the acceleration of the securities. (Section 7.1 of the Senior Indenture.)

The Senior Trustee generally will be under no obligation to exercise any of its rights or powers under the Senior Indenture at the request or direction of any of the holders unless such holders have offered acceptable indemnity to the Senior Trustee. (Section 8.2 of the Senior Indenture.) The holders of a majority in principal amount of the outstanding securities generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Trustee, or of exercising any trust or power conferred on the Senior Trustee, relating to the securities. (Section 7.7 of the Senior Indenture.) Each holder has the right to institute a proceeding relating to the Senior Indenture, but this right is subject to conditions precedent specified in the Senior Indenture. (Sections 7.4 and 7.7 of the Senior Indenture.) The Senior Trustee is required to give the holders of the securities notice of the occurrence of a default within 90 days of the default, unless the default is cured or waived. Except in the case of a payment default on any securities, however, the Senior Trustee may withhold notice if it determines in good faith that it is in the interest of holders to do so. (Section 7.8 of the Senior Indenture.) We are required to deliver to the Senior Trustee each year a certificate as to whether or not we are in compliance with the conditions and covenants under the Senior Indenture. (Section 5.5 of the Senior Indenture.)

Modification

We and the Senior Trustee may modify and amend the Senior Indenture from time to time.

We will not need the consent of the holders of the securities for the following types of amendments:

•	adding to our covenants for the benefit of the holders of the securities or surrendering a right given to us in the Senior Indenture;

•	adding security for the securities; or

•	making various other modifications, generally of a ministerial or immaterial nature.

(Section 12.1 of the Senior Indenture.)

We will need the consent of the holders of each outstanding security affected by a proposed amendment if the amendment would cause any of the following to occur:

•	a change in the maturity date of any security;

•	a reduction in the interest rate or extension of the time of payment of interest;

•	a reduction in the principal amount of any security, the premium payable on any security;

•	a change in the currency of any payment of principal, premium or interest on any security;

•	a change in the date on which any security may be redeemed or repaid at the option of the holder; or

•	an impairment of the right of a holder to institute suit for the enforcement of any payment relating to any security.

Additionally, we may not modify these requirements or reduce the percentage of outstanding securities necessary to consent to the modification or amendment of the Senior Indenture or to waive past defaults without the consent of the holders of all of the outstanding debt securities.

Amendments requiring holders’ consent, other than those described in the above paragraph will require the approval of the holders of a majority in aggregate principal amount of the outstanding securities.

(Section 12.2 of the Senior Indenture.)

Defeasance and Discharge

We may be discharged from all obligations relating to the debt securities and the Senior Indenture (except for specified obligations such as obligations to register the transfer or exchange of securities, replace stolen, lost or mutilated securities and maintain paying agencies) if we irrevocably deposit with the Senior Trustee, in trust for the benefit of holders of securities, money or United States government obligations (or any combination thereof) sufficient to make all payments of principal, premium and interest on the securities on the dates those payments are due. To discharge these obligations, we must deliver to the Senior Trustee an opinion of counsel that the holders of the securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or discharge of the Senior Indenture. If we discharge our obligations as described above, the holders of securities must look only to the funds deposited with the Senior Trustee, and not us, for payments on the securities. (Section 4.1 of the Senior Indenture.)

Consolidation, Merger and Sale of Assets

We will not merge into any other corporation or sell or otherwise transfer all or substantially all our assets unless the successor or transferee corporation assumes by supplemental indenture our obligations to pay the principal, interest and premium on all of the securities and our obligation to perform every covenant of the Senior Indenture that we are to perform or observe and we or the successor or transferee corporation, as applicable, are not, immediately following such merger, sale or transfer, in default in the performance of any of those covenants. Upon any merger, sale or transfer of all or substantially all of our assets, the successor or transferee corporation will succeed to, and be substituted for, and may exercise all of our rights and powers under the Senior Indenture with the same effect as if the successor corporation had been named as us in the Senior Indenture, and we will be released from all obligations under the Senior Indenture. Unless the prospectus supplement that describes a particular series of debt securities provides otherwise with respect to that series, the Senior Indenture will define all or substantially all of our assets as being 50% or more of our total assets as shown on our balance sheet as of the end of the prior year and specifically will permit any sale, transfer or conveyance during a calendar year of less than 50% of our total assets without the consent of the holders of the securities. (Sections 11.1 and 11.2 of the Senior Indenture.)

Resignation or Removal of Senior Trustee

The Senior Trustee may resign at any time by notifying us in writing and specifying the day upon which the resignation is to take effect. The resignation will not take effect, however, until a successor trustee has been appointed. (Section 8.10 of the Senior Indenture.)

The holders of a majority in principal amount of the outstanding securities may remove the Senior Trustee at any time. In addition, so long as no event of default or event that, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, we may remove the Senior Trustee upon notice to the holder of each security outstanding and appointment of a successor Senior Trustee. (Section 8.10 of the Senior Indenture.)

The Senior Trustee

The Senior Indenture requires that the Senior Trustee be a corporation organized and doing business under the laws of the United States or any State thereof or of the District of Columbia (or a corporation or other person permitted to act as trustee by the SEC), subject to supervision or examination by such bodies and authorized under such laws to exercise corporate trust powers and having a combined capital and surplus of at least $150,000,000. If at any time the Senior Trustee shall cease to be eligible to serve as trustee under the Senior Indenture, the Senior Trustee shall resign immediately and a new trustee will be appointed as provided in the Senior Indenture.

BOOK-ENTRY SYSTEM

Unless otherwise specified in the applicable prospectus supplement, each series of securities offered by this prospectus will be issued as fully-registered global securities representing all or part of that series of securities. This means that we will not issue certificates for that series of securities to the holders. Instead, a global security representing that series of securities will be deposited with, or on behalf of, DTC or its successor, as the depository. The global securities will be registered at the request of DTC in the name of Cede & Co., DTC’s nominee, or such other name as may be requested by an authorized representative of DTC.

DTC will keep an electronic record of its participants (for example, your broker) whose clients have purchased securities represented by a global security. Unless a global security is exchanged in whole or in part for a certificated security, a global security may not be transferred, except that DTC, its nominees and successors may transfer a global security as a whole to one another.

Beneficial interests in global securities will be shown on, and transfers of interests will be made only through, records maintained by DTC and its participants. The laws of some jurisdictions require that some purchasers take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

We will make payments of principal, interest, if any, and premium, if any, to DTC or its nominee. We, the applicable trustee and any paying agent will treat DTC or its nominee as the owner of the global security for all purposes, including any notices and voting. Accordingly, neither we nor any trustee nor any paying agent will have any direct responsibility or liability to pay amounts due on a global security to owners of beneficial interests in a global security.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“direct participants”) deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant either directly or indirectly (“indirect participant”). Direct participants and indirect participants are referred to collectively as “participants.” The DTC Rules applicable to its participants are on file with the SEC.

Purchases of global securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each security, or “beneficial owner,” is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except in the event that use of the book-entry system for the global securities is discontinued.

To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The direct and indirect participants remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

If a particular series of securities is redeemable at our option or at the option of the holder, redemption notices will be sent to DTC. If less than all of the securities of a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such series to be redeemed. Redemption proceeds and distributions on global securities will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. Upon DTC’s receipt of funds and corresponding detail information from us, any trustee or any paying agent, DTC’s practice is to credit direct participants’ accounts in accordance with the holdings information shown on DTC’s records on the payment date. Payments by participants to beneficial owners of securities will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” Payments will be the responsibility of such participant and not of DTC nor its nominee, any trustee, any paying agent or us, subject to any statutory or regulatory requirements. Payment of redemption proceeds and distributions to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC is the responsibility of us, the applicable trustee or the applicable paying agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

Neither DTC nor Cede & Co. or any other DTC nominee will consent or vote with respect to global securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date as identified in a listing attached to the omnibus proxy.

Global securities will be exchangeable for corresponding certificated securities registered in the name of persons other than DTC or its nominee if (1) DTC (a) notifies us that it is unwilling or unable to continue as depository for any of the global securities or (b) at any time ceases to be a clearing agency registered under the Exchange Act, (2) an event of default occurs and is continuing with respect to the applicable series of securities or (3) we execute and deliver to the applicable trustee an order that the global securities will be so exchangeable.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from DTC, and we and any underwriters, dealers or agents are not responsible for the accuracy of the information or for the performance by DTC of its obligations under the rules and procedures governing its operations or otherwise.

Any underwriters, dealers or agents of any securities may be direct participants of DTC.

PLAN OF DISTRIBUTION

We may sell the securities offered under this prospectus through underwriters or dealers, through agents or directly to one or more purchasers. The terms under which the securities are offered and the method of distribution will be set forth in the applicable prospectus supplement.

Underwriters, dealers and agents that participate in the distribution of the securities offered under this prospectus may be underwriters as defined in the Securities Act of 1933, as amended (the “Securities Act”), and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation, including any underwriting discount or commission, will be described in the applicable prospectus supplement. The applicable prospectus supplement will also describe other terms of the offering, including the initial public offering price and any discounts or concessions allowed or reallowed to dealers.

The distribution of the securities described in this prospectus may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe in the applicable prospectus supplement how any auction will be conducted to determine the price or any other terms of the securities, how potential investors may participate in the auction and, where applicable, the nature of the underwriters’ obligations with respect to the auction.

Each series of securities will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange.

Under agreements into which we may enter in connection with the sale of the securities, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against specified liabilities, including liabilities under the Securities Act.

LEGAL OPINIONS

Unless otherwise indicated in the applicable prospectus supplement, legal opinions relating to the validity of the securities being offered by this prospectus and certain other matters will be rendered by our counsel, Amy L. Schneider, Minneapolis, Minnesota. Unless otherwise indicated in the applicable prospectus supplement, certain other legal matters will be passed upon for us by Jones Day, Minneapolis, Minnesota. Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for the underwriters, dealers or agents named in a prospectus supplement by Hunton Andrews Kurth LLP, New York, New York. Amy L. Schneider is our Vice President, Corporate Secretary and is the beneficial owner of less than 1% of the common stock of our parent company, Xcel Energy.

EXPERTS

The financial statements of Northern States Power Company, a Minnesota corporation, incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm, given their authority as experts in accounting and auditing.

$1,200,000,000

Northern States Power Company

(a Minnesota corporation)

$600,000,000, 4.85% First Mortgage Bonds, Series due May 15, 2036

$600,000,000, 5.55% First Mortgage Bonds, Series due May 15, 2056

Prospectus Supplement

March 5, 2026

Joint Book-Running Managers

BNP PARIBAS	KeyBanc Capital Markets	PNC Capital Markets LLC

SMBC Nikko	US Bancorp

Co-Manager

Ramirez & Co., Inc.